                                                                   Exhibit 10.49










                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                                       OF

                               ALLIANCE EDISON LLC

                      a Delaware limited liability company




                                   DATED AS OF

                                  July __, 2000

                                TABLE OF CONTENTS


ARTICLE I. DEFINITIONS.............................................         1

ARTICLE II. ORGANIZATION...........................................        12

ARTICLE III. CAPITAL CONTRIBUTIONS/PERCENTAGE INTERESTS............        14

ARTICLE IV. CAPITAL ACCOUNTS.......................................        16

ARTICLE V. ALLOCATIONS; ACCOUNTING; DISTRIBUTIONS..................        16

ARTICLE VI. MANAGEMENT.............................................        17

ARTICLE VII. BOOKS AND RECORDS.....................................        22

ARTICLE VIII. TAX YEAR.............................................        22

ARTICLE IX. REPORTS; MEETINGS......................................        23

ARTICLE X. TRANSFERS BY MEMBERS...................................         24

ARTICLE XI. DISABLING EVENT........................................        27

ARTICLE XII. DISSOLUTION..........................................         28

ARTICLE XIII. APPRAISAL............................................        29

ARTICLE XIV. REPRESENTATIONS AND WARRANTIES........................        31

ARTICLE XV. DEFAULTS AND REMEDIES..................................        38

ARTICLE XVI. INDEMNIFICATION.......................................        41

ARTICLE XVII. MISCELLANEOUS........................................        42


Annexes
-------

Annex       Capital Accounts; Allocations and Accounting


Exhibits
--------

Exhibit AA  Premises


                                      (i)
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Schedules
---------

Schedule 1      List and Copies of Licenses Required for the School
Schedule 2      AFM Litigation
Schedule 3      Environmental Reports
Schedule 4      Title Insurance Policy and Title Commitment for Title
                Insurance
Schedule 5      Ground Lease Defaults
Schedule 6      Leases
Schedule 7      Operating Contracts
Schedule 8      Insurance Policies
Schedule 9      List of Tax Applications and Proceedings
Schedule 10     Permitted Exceptions
Schedule 11     Approved Plans


                                      (ii)

            THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement"), dated as of the ___ day of July, 2000, by and between Edison Schools Inc., a Delaware corporation having an address at 521 Fifth Avenue, New York, New York 10175 ("Edison"), and Alliance Facilities Management, Inc., an Ohio not-for-profit corporation having an address at Courthouse Plaza, SW 5th Floor, Dayton, Ohio 45402-1825 ("AFM").


                              W I T N E S S E T H :

            WHEREAS, Edison and AFM, as members, desire to form a limited liability company under the laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, for and in consideration of the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             ARTICLE I. DEFINITIONS

            Section 1.1. Definitions. For the purposes of this Agreement:

            "ACS" means Alliance Community Schools, Inc., an Ohio non-profit corporation.

            "Act" means the Limited Liability Company Law of the State of Delaware.

            "Additional Capital Contribution" shall mean any (i) cash capital contribution made by any Member to the Company after the date of this Agreement or (ii) any amount deemed to be a cash capital contribution pursuant to the express provisions of this Agreement made by any Member to the Company after the date of this Agreement, other than such Member's Initial Capital Contribution.

            "Affiliate" means, with respect to any Person, any other Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly,
(a) to vote or direct the vote of fifty percent (50%) or more of the outstanding shares of voting securities of any Person, or (b) to direct or cause the direction of the management and policies of such Person, whether by contract, ownership or otherwise.

            "AFM" shall have the meaning set forth on page one hereof.

            "AFM Contribution" means all of AFM's right, title and interest as tenant under the Ground Lease.
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            "AFM Debt" means the indebtedness of AFM due and payable to Edison in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) as evidenced by the AFM Loan Documents.

            "AFM Default" shall have the meaning set forth in Section 15.1(a) hereof .

            "AFM Indemnified Parties" shall have the meaning as set forth in
Section 16.2 hereof.

            "AFM Loan Documents" means (a) that certain Promissory Note, dated March 8, 2000 in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) executed by AFM in favor of Edison, (b) that certain Loan Agreement, dated as of March 8, 2000 by and between Edison and AFM and (c) that certain Escrow Agreement, dated as of March 8, 2000 by and among AFM, Edison, Miller-Valentine Construction, Inc., and Imperial Bank.

            "Agency Agreement" means that certain Agency Agreement, dated as of the date hereof by and among AFM, the Company and Miller-Valentine Construction, Inc.

            "Annex" means the Annex of U.S. tax provisions attached hereto which sets forth the allocation and capital account provisions of the Company.

            "Applicable Laws" means any and all laws, ordinances, rules, regulations, orders, restrictions and other requirements of all Governmental Authorities, foreseen or unforeseen, ordinary or extraordinary, whether now or hereafter adopted, having or asserting jurisdiction over the Company, the Members or the Premises.

            "Approved Plans" means the plans set forth on Schedule 11 attached hereto.

            "Assignment and Assumption of Contracts" means that certain Assignment and Assumption of Contracts, dated as of the date hereof by and between AFM and the Company.

            "Available Cash" means, with respect to any relevant period, an amount equal to the excess, if any, of all gross cash receipts (excluding Capital Proceeds) of the Company during such period from all sources whatsoever, over the sum of all expenditures of the Company (other than expenditures deducted in computing Capital Proceeds), on a cash basis, during such period, including, without limitation, the following:

                  (a) costs and expenses of operating, improving, maintaining, leasing and managing the Premises and any other Company assets and the costs and expenses of repairs and restoration;

                  (b) taxes and assessments chargeable, and payments in lieu of taxes, if any, in respect of the Premises and any other Company assets;


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                  (c) professional fees, brokerage fees and management and
            leasing fees in respect of the Premises and any other Company assets;

                  (d) interest and principal amortization on loans as well as any additional amounts which may be payable or paid under or in respect of such loans;

                  (e) all other costs, expenses or disbursements which are
            properly attributable to the Company and the Premises and any other Company assets, whether or not considered as capital improvements; and

                  (f) a reserve in an amount reasonably determined by the
            Managing Member to be necessary or appropriate for contingencies and anticipated cash disbursements, including, without limitation, capital requirements of the Company, major renovations and repairs, real estate taxes and insurance and provision for the payment of all outstanding and unpaid current obligations of the Company as of such time.

            "Bankruptcy" means each of the following occurrences:

                 (a) if any Member shall make a general assignment for the
            benefit of its creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, under any present or future statute, law or regulation, or shall file an answer admitting or failing to deny the material allegations of a petition against it for any such relief, or shall admit in writing its inability to pay its debts as they mature; or

                 (b) if any proceeding against a Member seeking any of the
            relief mentioned in subparagraph (a) hereof shall not have been stayed or dismissed within ninety (90) days after the commencement thereof; or

                 (c) if a trustee, receiver or liquidator in bankruptcy of any
            Member or of any substantial part of its properties or assets or of its estate or Interests shall be appointed with the consent or acquiescence of such Member, or if any such appointment, if not so consented to or acquiesced in, shall remain unvacated or unstayed for a period of sixty (60) days provided, that the appointment of a testamentary trustee, executor or conservator of the estate of an individual Member shall not be deemed an appointment of a trustee, receiver or liquidator in bankruptcy for purposes of this subparagraph (c).


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            "Building" means the buildings and improvements located at the
Premises from time to time during the term of the Company.

            "Business Day" means a day other than (a) a Saturday or Sunday or
(b) a day in which commercial banks in New York, New York are authorized or required by law to close.

            "Buying Offeree" shall have the meaning set forth in Section 15.1(d)(ii) hereof.

            "Buying Member" shall have the meaning set forth in Section 15.1(d)(iii) hereof.

            "Buy-Sell Notice" shall have the meaning set forth in Section 15.1(d)(i) hereof.

            "Buy-Sell Price" shall have the meaning set forth in Section 15.1(d)(i) hereof.

            "Call Notice" means a notice given by the Managing Member pursuant to the terms of Section 3.5(a) hereof, which notice shall specify the total amount of additional capital required to purchase fee simple title to the Premises and the additional capital required to be contributed by each Member.

            "Capital Account" means an individual capital account maintained for each Member in accordance with the terms of Article IV hereof and the Annex.

            "Capital Proceeds" means the net cash proceeds actually received by the Company resulting from any of the following (each such, a "Capital Event"):

                 (a) insurance proceeds or damage recoveries (other than from business interruption and rental insurance) paid with respect to the damage or destruction of the assets of the Company, less (i) the amount of such proceeds required to repair or restore the damaged or destroyed assets and (ii) the amount of such proceeds required to be paid to the holder of any mortgage encumbering the Premises or any portion thereof in payment of interest or in reduction of principal;

                 (b) financing or refinancing proceeds from any indebtedness secured by any assets of the Company, less the amount of any indebtedness repaid with such loan proceeds;

                 (c) any sale or any exchange, transfer, assignment or other disposition of all or part of the assets of the Company, less any indebtedness relating to or secured by such assets to the extent paid out of the sales proceeds; and

                 (d) any expropriation (condemnation) awards actually received by the Company in respect of a taking of all or part of the assets of the Company, less (i) the costs of restoring the remaining portion of the Premises to usable condition, if


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            necessary following such taking and (ii) the amount of such awards required to be paid to the holder of any mortgage encumbering the Premises or any portion thereof in payment of interest or in reduction of principal,

after reducing the amount of any such net cash proceeds described in any of subclauses (a) through (d) above by amounts equal to (1) any costs incurred in obtaining such net cash proceeds, and (2) amounts set aside upon the occurrence of any of the events described in subclauses (a) through (d) above as a reserve in an amount reasonably determined by the Managing Member to be necessary or appropriate for contingencies and anticipated cash disbursements including, without limitation, capital requirements of the Company, major renovations and repairs, real estate taxes and insurance and provision for the payment of all outstanding and unpaid current obligations of the Company as of such time.

            "Closely Held Corporation" shall mean any corporation or trust, the beneficial interests of which are held by less than thirty (30) holders.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

            "Company" means Alliance Edison LLC, a Delaware limited liability company.

            "Company's Accounting Firm" means Price Waterhouse Coopers or any other national, reputable accounting firm unanimously selected by the Members.

            "Complying Member" means any Member which is not a Non-Complying Member.

            "Construction Contract" means, collectively, (a) the construction contract dated as of November 5, 1999 by and between AFM and Miller-Valentine Construction, Inc. and (b) the construction contract dated as of January 12, 2000 by and between AFM and Miller-Valentine Construction, Inc.

            "CPI" means the "All Urban Consumers Index" for the Cleveland-Akron, Ohio area, All Items (1982-84=100) determined and published by the Bureau of Labor Statistics of the United States Department of Labor.

            "Dayton Academy Management Agreement" means that certain Amended and Restated Management Agreement, dated as of May 23, 2000 by and between ACS and Edison as amended by that certain modification agreement dated as of July 6, 2000.

            "Dayton View Management Agreement" means that certain Management Agreement, dated as of June 20, 2000 by and between ACS and Edison.


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
            "Dayton Zoning Certificate" means that certain Decision, Final Order and Entry of the City of Dayton Board of Zoning Appeals dated January 28, 2000, BZA Case #003-2000.

            "Defaulting Member" means any Member which is affected by a Bankruptcy or which is otherwise in default of its obligations under this Agreement.

            "Defaulting Member's Appraiser" means an independent real estate appraiser designated by the Defaulting Member.

            "Defaulting Member's Determination" means the Defaulting Member's determination of the Fair Market Value.

            "Defaulting Member's Notice" means a written notice of whether the Defaulting Member accepts or disputes the Non-defaulting Member's Determination.

            "Disabling Event" means, with respect to a Member, such Member's (a) in the case of a Member that is a natural Person, death, (b) Bankruptcy, (c) in the case of a Member who is a natural Person, the entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his property,
(d) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, termination of the trust (but not merely the substitution of a new trustee), (e) in the case of a Member that is a partnership or limited liability company, dissolution and commencement of winding up of the partnership or limited liability company, or (f) in the case of a Member that is a corporation, filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the corporation of revocation without a reinstatement of its charter.

            "Disabled Member" means a Member who has suffered a Disabling
Event.

            "Disabled Member Successor" means, with respect to a Disabled Member, such Disabled Member's successor(s) in trust, personal representative(s), heirs at law, legatee(s), or estate.

            "Disposing Member" shall have the meaning set forth in Section 15.1(d)(iii) hereof.

            "Edison" shall have the meaning set forth on page one hereof.

            "Edison Contribution" means an amount equal to Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), of which (a) Three Million and 00/100 Dollars ($3,000,000.00) Edison has paid to the Company prior to the date hereof and (b) the balance is contributed through the cancellation of the AFM Debt by Edison on the date hereof.

            "Edison Default" shall have the meaning set forth in Section 15.2(a) hereof.

            "Edison Fundraising Amount" shall have the meaning set forth in the Fundraising Agreement.

            "Edison Indemnified Parties" shall have the meaning set forth in
Section 16.1 hereof.

            "Edison Payment Guaranty" means that certain Payment Guaranty, dated as of the date hereof executed by Edison in favor of KeyBank National Association, a national banking association.

            "Environmental Law" means any Federal, state or local statute, law, rule, regulation, ordinance, code, policy, rule of common law, judicial order, administrative order, consent decree or judgment, relating to the indoor or outdoor environment, health or safety, or relating to pollution or protection of the environment (including surface and ground water), or the emission, discharge, spillage, leakage, storage, release or threatened release of Hazardous Materials into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, abatement, removal, remediation or handling of Hazardous Materials, and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC Sections
9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1876 and Hazardous and Solid Waste Amendments of 1984, 42 USC Sections 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC Sections 1251 et sEq., Clean Air
Act of 1966, as amended 42 USC Sections 7401 et seq., Toxic SubstanceS
Control Act of 1976, 15 USC Sections 2601 et seq., Hazardous Materials TransportaTion Authorization Act of 1994, 49 USC Sections 5101 et seq.,
Oil Pollution AcT of 1990, 33 USC Sections 2701 et seq., Emergency
Planning and Community Right-to-KNow Act of 1986, 42 USC Sections 11001 et seq., National Environmental Policy Act of 1969, 42 USC Sections 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC Sections 300(f) et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 USC
Sections 136 et seq., and any similar or implementing law, and any rule, regulation or other legally binding action of a governmental authority issued thereunder.

            "Environmental Reports" shall have the meaning set forth in
Section 14.1(i) hereof.

            "Fair Market Value" shall mean the aggregate fair market value of the assets (including any Additional Capital Contribution made by a Non-defaulting Member) of the Company immediately prior to dilution, after deducting therefrom the aggregate permitted liabilities of the Company immediately prior to dilution.

            "Fair Market Value Notice" means a written notice which shall set forth the Non-defaulting Member's Determination.

            "Final Capital Budget" shall have the meaning set forth in Section 6.3(a) hereof.


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
            "Final Operating Budget" shall have the meaning set forth in Section 6.3(a) hereof.

            "First Offer Notice" shall have the meaning set forth in Section 10.1(c)(i) hereof.

            "Fundraising Agreement" means that certain Fundraising Agreement, dated as of the date hereof by and between AFM and Edison.

            "GAAP" means generally accepted accounting principles, consistently applied.

            "Governmental Authority" means any governmental or quasi-governmental authority including, without limitation, any federal, provincial, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

            "Ground Lease" means that certain Ground Lease Agreement, dated as of November 23, 1999 by and between Ground Lessor and AFM, as amended by that certain First Amendment to Ground Lease Agreement, dated as of the date hereof by and between Ground Lessor and AFM.

            "Ground Lease Assignment" means that certain Assignment and Assumption of Ground Lease and Lessor Consent, dated as of the date hereof by and between AFM, the Company and Ground Lessor.

            "Ground Lessor" means Dayton Metropolitan Housing Authority, a body corporate and politic organized and existing under the laws of the State of Ohio.

            "Hazardous Materials" means any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or containment, as defined or regulated under any Environmental Law.

            "Initial Capital Contribution" of a Member means such Member's capital contribution (of cash or property) to the Company, as set forth in Sections 3.1 and 3.2 hereof.

            "Interest" or "Member Interest" means an interest of a Member in the Company.

            "Leases" shall have the meaning set forth in Section 14.1(k) hereof.

            "Lien" means any mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or any other security interest, encumbrance or title defect of any nature whatsoever.


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
            "Liquidating Member" means the Managing Member at the time of the dissolution of the Company pursuant to the terms of Section 12.1 hereof.

            "Major Contracts" means (a) the Construction Contract, (b) the Sublease, (c) the Agency Agreement, (d) any contract, agreement, document or instrument relating to any leasing, subleasing or construction activity at the Premises and (e) all amendments, modifications, supplements and extensions of any of the foregoing.

            "Management Agreement" means, individually and collectively, the Dayton Academy Management Agreement and the Dayton View Management Agreement.

            "Managing Member" means AFM or any other Member who is appointed Managing Member pursuant to the terms of this Agreement.

            "Member(s)" means Edison and AFM, and any other person or entity permitted to act as a Member from time to time pursuant to the provisions of this Agreement.

            "Mutual Determination" means the determination of the Fair Market Value as mutually agreed upon by the Non-Defaulting Member's Appraiser and the Defaulting Member's Appraiser.

             "Non-Complying Amount" means, with respect to monies to be contributed by a Member as additional capital pursuant to the terms of Section
3.5 hereof, an amount equal to the Additional Capital Contributions then required to be made and not made by a Non-Complying Member, and contributed by a Complying Member.

            "Non-Complying Member" means any Member which fails to contribute monies to the Company as additional capital pursuant to, and required by, the terms of Section 3.5 hereof.

            "Non-defaulting Member" means any Member which is not a Defaulting Member.

            "Non-defaulting Member's Appraiser" means an independent real estate appraiser designated by the Non-defaulting Member.

            "Non-defaulting Member's Determination" means the Non-defaulting Member's determination of the Fair Market Value.

            "Non-defaulting Member's Notice" means a written notice of whether the Non-defaulting Member accepts or disputes the Defaulting Member's Determination.

            "Non-Selling Member" shall have the meaning set forth in Section 10.1(c)(i) hereof.

            "Notifying Member" shall have the meaning set forth in Section 15.1(d)(i) hereof.


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
            "Operating Contracts" shall have the meaning set forth in Section 14.1(l) hereof.

            "Organizational Documents" means (a) with respect to the Company, this Agreement and the certificate of formation of the Company filed with the Office of Secretary of State of the State of Delaware, (b) with respect to AFM, its articles of organization filed with the Office of the Secretary of State of the State of Ohio and its bylaws and (c) with respect to Edison, its certificate of incorporation filed with the Office of the Secretary of State of the State of Delaware and its bylaws.

            "Percentage Interest" means the percentage used to determine allocations and distributions to which each Member is entitled, as specified in
Section 3.4 hereof, as the same may be adjusted for each Member pursuant to the terms hereof. The aggregate Percentage Interest of all the Members shall at all times equal one hundred percent (100%).

            "Permitted Exceptions" means the title matters set forth on Schedule 10 attached hereto.

            "Permitted Transferee" shall mean any transferee of an Interest who
(a) is of good character and business reputation and (b) has liquid assets and a total net worth satisfactory to the Non-Selling Members acting reasonably.

            "Person" shall mean an individual, partnership (general or limited), association, company, corporation, limited liability company, joint venture, trust, estate, a governmental entity, agency, authority or political subdivision or instrumentality thereof, or any other entity.

            "Preliminary Capital Budget" shall have the meaning set forth in
Section 6.3(a) hereof.

            "Preliminary Operating Budget" shall have the meaning set forth in
Section 6.3(a) hereof.

            "Premises" means the real property having an address of 500 Paul Laurence Dunbar Street (also known as 1416 West Riverview Avenue), Dayton, Ohio as more particularly described on Exhibit AA attached hereto.

            "Proposed Final Capital Budget" shall have the meaning set forth in
Section 6.3(a) hereof.

            "Proposed Final Operating Budget" shall have the meaning set forth in Section 6.3(a) hereof.

            "Receiving Member" shall have the meaning set forth in Section 15.1(d)(i) hereof.


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
            "Regulations" shall mean the Income Tax Regulations (as the same may be amended, succeeded or superseded from time to time) promulgated under the Code.

            "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.

            "Selling Member" shall have the meaning set forth in Section 10.1(c) hereof.

            "Selling Offeree" shall have the meaning set forth in Section 15.1(d)(ii) hereof.

            "School" means the school to be operated at the Premises.

            "Sublease" means that certain Sublease Agreement, dated as of March 10, 2000 by and between AFM, as sublessor, and ACS, as sublessee, as amended by that certain Amended and Restated Sublease Agreement, dated as of the date hereof by and between the Company, as sublessor, and ACS, as sublessee.

            "Survey Letter Agreement" means that certain letter agreement, dated as of the date hereof by and between AFM and Edison, pursuant to which AFM shall plat the Premises into a platted City of Dayton lot.

            "Takeover Notice" shall have the meaning set forth in Section 15.1(b) hereof.

            "Tax Matters Member" shall have the meaning set forth in Section 6231(a)(7) of the Code and Section 6.8 hereof.

            "Tenant" shall have the meaning set forth in Section 14.1(k) hereof.

            "Third Appraiser" means an independent real estate appraiser selected by the Defaulting Member's Appraiser and the Non-defaulting Member's Appraiser or as otherwise provided in Section 13.1(c) hereof.

            "Threat of Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

            "Transaction Documents" means this Agreement, the Management Agreement, the Fundraising Agreement, the Ground Lease Assignment, the Agency Agreement, the Assignment and Assumption of Contracts and the Survey Letter Agreement.

            "transfer" shall have the meaning set forth in Section 10.1(a) hereof.

            "transferor" shall have the meaning set forth in Section 10.1(a) hereof.


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
                            ARTICLE II. ORGANIZATION

            Section 2.1. Formation. The parties hereto have formed the Company pursuant to and in accordance with the terms and provisions of the Act. If not already executed and filed, promptly after the execution of this Agreement, the Members shall execute and duly file, in the appropriate offices, a certificate of formation in such form as may be required by law and such other documents as may be required under the laws of the State of Delaware or the laws of any other jurisdiction in connection with the activities or business of the Company. Copies of each such document as duly filed will be maintained at the principal place of business of the Company.

            Section 2.2. Name. The name of the Company shall be "Alliance Edison LLC".

            Section 2.3. Powers. The Company shall have all such powers as are necessary or appropriate to carry out its purposes set forth in Section 2.6 hereof. No Member shall bind or have any authority to bind the Company or the other Members except as specifically provided in this Agreement or in the Act.

            Section 2.4. Title to Property; No Partition. A Member's Interest shall be personal property for all purposes. All real and other property now or hereafter owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property. Title to all assets and properties, real and personal, now or hereafter owned by or leased to the Company, shall be held in the name of the Company. No Member or its successors, assigns or legal representatives shall seek, institute or maintain any action or proceeding for the partition of any property owned by the Company and such remedy shall not be available to, and is hereby waived by, the Members.

            Section 2.5. Name and Address of Each Member. The name and address of each Member is:

      Name                                   Address
      ----                                   -------

      Edison Schools Inc.                    521 Fifth Avenue, 15th Floor
                                             New York, New York 10175

      Alliance Facilities Management, Inc.   Courthouse Plaza
                                             SW 5th Floor
                                             Dayton, Ohio 45402-1825

            Section 2.6. Purposes. The purposes of the Company are:

                  (a) To hold the leasehold interest under the Ground Lease and to operate, manage, repair and maintain the Premises and all improvements located thereon as a


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
school and educational facility or for any other purpose permitted by Applicable Law, and to own and otherwise deal with all legal and beneficial interests in and to the Premises for the exclusive support and benefit of a system of educational organizations as set forth in Sections 170(b)(1)(A)(ii) and 509(a)(1) of the Code;

                  (b) To mortgage or otherwise encumber, lease, sell, exchange or otherwise dispose of all or any portion or portions of the leasehold interest under the Ground Lease and the Premises and/or any interest in the Premises in accordance with the provisions of this Agreement;

                  (c) To deal generally in and with all parts of the Premises and any other Company assets;

                  (d) To borrow money, on a secured or unsecured basis, and to secure any secured borrowings with all or any portion of the leasehold interest in the Ground Lease and the Premises and other Company assets in accordance with the provisions of this Agreement; and


                  (e) To do any and all other acts and things necessary, incidental or desirable to carry on the Company's business in accordance with the provisions of this Agreement so long as such acts are for the exclusive support and benefit of a system of educational organizations as set forth in Sections 170(b)(1)(A)(ii) and 509(a)(1) of the Code.

                  So long as any Member is a tax-exempt entity, it is intended that all acts, activities and business carried on by the Company shall be consistent with the tax exempt status of that entity under Section 501(c)(3) of the Code and for the exclusive support and benefit of a system of educational organizations as set forth in Sections 170(b)(1)(A)(ii) and 509(a)(1) of the Code.

            Section 2.7. Company Offices. The Company shall have its principal place of business in the State of Ohio at which the Company records will be kept c/o Alliance Facilities Management, Inc., Courthouse Plaza, SW 5th Floor, Dayton, Ohio 45402-1825, or at such other address in the State of Ohio or in New York, New York as may be designated from time to time pursuant to the terms and provisions of Section 6.2(a)(xxix) hereof. The Managing Member shall notify each Member of any change of such office at least ten (10) Business Days prior to such change. The address of the office of the Company in the State of Delaware required to be maintained pursuant to the Act is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, or such other address as may be designated by the Managing Member with written notice to the other Members. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805, or such other agent and address as may be designated from time to time by the Managing Member, with written notice thereof to the other

Members. In addition, the Company may maintain such other offices as the Managing Member may deem advisable.

            Section 2.8. Term of the Company. The term of the Company shall commence as of the date hereof, and shall continue until May 31, 2050, unless the term shall sooner terminate pursuant to the terms and provisions of this Agreement.

            Section 2.9. Relationship Among the Members. The relationship created by this Agreement among the Members shall be limited to the performance of this Agreement and shall not affect any other business or activity of any Member or any of their respective Affiliates except as may otherwise be provided herein. Except as specifically provided herein, nothing in this Agreement shall be construed to authorize or require any Member or any of its Affiliates to act as agent for any other Member or such other member's Affiliates, or to require any Member or Affiliate to offer to other Members or the Company any business opportunity that such Member or Affiliate may wish to pursue with Persons other than Members, or to prohibit any Member or any of its Affiliates from entering into business activities in competition with the Company or any other Member.

            ARTICLE III. CAPITAL CONTRIBUTIONS/PERCENTAGE INTERESTS

            Section 3.1. Members Initial Capital Contribution.

                  (a) In connection with its execution and delivery of this Agreement, AFM has contributed the AFM Contribution to the capital of the Company.

                  (b) In connection with its execution and delivery of this Agreement, Edison has contributed the Edison Contribution to the capital of the Company.

            Section 3.2. AFM's Additional Capital Contribution. Provided that no Edison Event of Default (as such term is defined in the Fundraising Agreement) shall have occurred and be continuing beyond all applicable notice, grace and cure periods set forth in the Fundraising Agreement, AFM shall make an additional contribution to the capital of the Company (a) of cash in the amount of Four Hundred Five Thousand and 00/100 Dollars ($405,00.00) on or prior to March 1, 2001, time being of the essence, (b) of cash in the amount of Four Hundred Five Thousand and 00/100 Dollars ($405,000.00) on or prior to March 1, 2002, time being of the essence, and (c) of cash in the amount of One Million Five Hundred Ninety Five Thousand and 00/100 Dollars ($1,595,000.00) on or prior to June 30, 2002, time being of the essence.

            Section 3.3. Edison Guaranty. In the event Edison makes any payment (other than a payment which is made as a result of Edison's failure to procure the Edison Fundraising Amount pursuant to the Fundraising Agreement) pursuant to any guaranty made by Edison of the obligations of the Company including, without limitation, the Edison Payment Guaranty, such payment shall be deemed to be a capital contribution by Edison and the Percentage Interests of each Member shall be adjusted as set forth in Section 3.5(c) hereof as of the date Edison makes any such payment. Edison hereby agrees not to subrogate to the rights of the lender if Edison makes a payment to such lender under the Edison Payment Guaranty which is the result of Edison's failure to procure the Edison Fundraising Amount pursuant to the Fundraising Agreement. In the event any payment is made by Edison under the Edison Payment Guaranty which is the result of Edison's failure to procure the Edison Fundraising Amount pursuant to the Fundraising Agreement, such payment shall not be deemed a capital contribution and the Percentage Interests of the Members shall not be adjusted as a result of such payment.

            Section 3.4. Percentage Interests. Subject to Sections 3.3 and 3.5(c) hereof, the initial Percentage Interest of each Member shall be as follows:

            MEMBERS                  PERCENTAGE INTEREST
            -------                  -------------------
            Edison                            54.3%

            AFM                               45.7%

            Total:                           100.0%
                                             =====

The initial Percentage Interest of each Member is based on the total Initial Capital Contribution of Edison and AFM equal to $6,455,000.00, which amount is comprised of (a) the amount of the Edison Contribution ($3,500,000.00) and (b) the value of the AFM Contribution ($2,955,000.00).

For purposes of determining the amounts of Available Cash and Capital Proceeds to be distributed to each Member pursuant to the terms hereof, a Member's Percentage Interest shall be (a) with respect to distributions of Available Cash, such Member's Percentage Interest as of the date such distribution is made, and (b) with respect to distributions of Capital Proceeds, such Member's Percentage Interest on the date on which the event giving rise to such Capital Proceeds occurs.

            Section 3.5. Additional Capital Contribution. (a) If the Company shall be obligated to purchase fee simple title to the Premises pursuant to the terms of Section 21 of the Ground Lease, then the Managing Member shall first discuss with the other Members whether the funds needed to purchase fee simple title to the Premises should be borrowed. If the Members do not unanimously agree as to whether a borrowing should be used, or if the Company is unable to borrow the necessary funds in a timely manner on terms unanimously approved by the Members, the Managing Member shall send a Call Notice to the other Members. Each Member shall thereupon be required to make an Additional Capital Contribution equal to the product of its Percentage Interest and the amount of additional capital required to purchase fee simple title to the Premises. Each Member shall, within twenty (20) days after receipt of the

Call Notice, make the Additional Capital Contribution required to be made pursuant to such Call Notice by delivery of immediately available funds to the Company.


            (b) In the event that there is a Non-Complying Member, the Complying Member(s) may elect by twenty (20) days written notice to the Non-Complying Member to make an additional cash capital contribution in the Non-Complying Amount in proportion to the respective Percentage Interests of those Complying Member(s) so electing, and cause the Member Interest of the Non-Complying Member to be automatically diluted in accordance with the provisions of Section 3.5(c) hereof.

            (c) In the event that the Complying Member(s) shall make the election set forth in Section 3.5(b) hereof, the Member Interest of the Non-Complying Member shall be automatically diluted as of the date immediately following the date of contribution of the Non-Complying Amount by the Complying Member(s) so that the Member Interest of such Non-Complying Member, after giving effect to such dilution, shall be equal to the total amount of the capital contributions made by such Member divided by the total amount of the capital contributions made by all of the Members (including, without limitation, any additional capital contributions made pursuant to the terms of Sections 3.3 and 3.5(b) hereof). By way of example, if (i) the Initial Capital Contribution of Edison is equal to $3,500,000.00 for an initial Percentage Interest of 54.3%,
(ii) the Initial Capital Contribution of AFM is equal to $2,955,000.00 for an initial Percentage Interest of 45.7%, (iii) the total Initial Capital Contribution of Edison and AFM is equal to $6,455,000.00 and (iv) Edison makes an additional contribution of $1,000,000.00 pursuant to the terms of Section 3.5(b) hereof, then, after taking into account such additional capital contribution, the Percentage Interest of Edison shall be 60.4% and the Percentage Interest of AFM shall be 39.6%.

                          ARTICLE IV. CAPITAL ACCOUNTS

            Section 4.1. Capital Accounts. A Capital Account shall be maintained for each Member. The Capital Account for each Member shall be maintained by the Company in accordance with the terms and provisions set forth in the Annex attached hereto and made a part hereof.

               ARTICLE V. ALLOCATIONS; ACCOUNTING; DISTRIBUTIONS

            Section 5.1. Allocations; Accounting. The Company's income, gains, losses, deductions and credits shall be allocated among the Members in accordance with the terms and provisions set forth in the Annex attached hereto and made a part hereof. The accounting procedures and methods of the Company shall be as set forth on such Annex.

            Section 5.2. Application of Available Cash and Capital Proceeds. (a) Available Cash shall be distributed by the Managing Member to the Members in accordance with their respective Percentage Interests no less frequently than once a calendar year; provided, however, no

Member shall have the right to receive its distribution of Available Cash if at the time of the distribution such Member is in default of its obligations under this Agreement.

            (b) Capital Proceeds attributable to a Capital Event occurring pursuant to or in anticipation of the liquidation of the Company shall be distributed in accordance with Section 12.2 hereof. Other Capital Proceeds, if any, shall be distributed as soon as shall be reasonably practicable following the receipt of such Capital Proceeds, and shall be distributed in the same manner as Available Cash is distributed pursuant to Section 5.2(a) hereof.

                             ARTICLE VI. MANAGEMENT

            Section 6.1. Overall Authority. (a) Subject to the terms and provisions of Sections 6.1(b) and 6.2 hereof, the management of the Company shall be vested in the Members in accordance with the Act; provided, however, that notwithstanding the power and authority thereby provided the Members hereby agree to exercise such management powers and responsibilities, make decisions and delegate authority in accordance with the specific provisions of this Agreement including, without limitation, the terms and provisions of Sections 6.1(b) and 6.2 hereof.

                  (b) (i) Subject to the terms and provisions of Section 6.2 hereof, the overall management and control of the business and affairs of the Company, and the right and authority to make all decisions and elections on behalf of the Company, shall be exercised solely by the Managing Member. The Managing Member, except as otherwise provided in this Agreement, shall have the sole right and authority, in its sole discretion, to exercise management powers and authority to act for the Company, to carry out the purposes of the Company described in Section 2.6 hereof and to bind the Company and any third party dealing with the Company. The Managing Member shall exercise its responsibility and duties to the Company subject to the need to preserve its tax-exempt status (if the Managing Member is a tax-exempt entity) and shall meet the tax-exempt requirements of any tax-exempt Member with respect to its Interest in the Company with the highest level of fiduciary duty of care and loyalty to the Company and shall take all actions in good faith consistent with such duties. The Managing Member shall promptly provide the other Members with copies of all notices, communications and correspondence with respect to (a) any litigation or settlement of any litigation involving the Company, (b) any matter between the Company and the IRS, (c) any matter or issue relating to the Premises and a violation of, or the compliance with, any Environmental Law, (d) any material issue or a default by the Company under any Major Contract and (e) any other matter requested by any Member at the cost of such Member.

                  (ii) The Managing Member shall have the right, at any time in which Edison is a Member and upon thirty (30) days' prior written notice to Edison and any other Member, to delegate, in whole or in part, to Edison the Managing Member's responsibilities (but not the Managing Member's authority) set forth in Sections 6.3(a), 7.1 and 9.1 of this Agreement. Notwithstanding any such delegation to Edison, the Managing Member shall promptly provide to Edison any and all books, records, statements, correspondence, notices, documentation and information necessary for Edison to comply with such responsibilities of the Managing Member. Edison's performance of such responsibilities shall be at the cost and expense of the Company.

            Section 6.2. Major Decisions. (a) The following decisions and acts shall require the unanimous written approval of the Members:

                  (i) the authorization or issuance of any additional limited liability company interests or any other type of equity security including, without limitation, options, warrants or convertible securities, relating to the Company;

                  (ii) any amendment or modification to any of the Organizational Documents of the Company;

                  (iii) any sale, transfer, exchange or other disposition of all or any substantial portion of the assets of the Company including, without limitation, any sale, transfer or disposition of all or any portion of the Company's interest in the Ground Lease;

                  (iv) except as approved as part of a Final Operating Budget or Final Capital Budget, the approval of any indebtedness for borrowed money incurred by the Company in excess of $5,000.00 in the aggregate at any time and any extension, postponement, amendment or alteration of any such indebtedness, and the execution of any documents relating to, evidencing, governing or serving any such indebtedness;

                  (v) any mortgage, lien, pledge, hypothecation or encumbrance of any property or asset of the Company including, without limitation, the Company's interest in the Ground Lease and any amendment, modification or extension of any of the foregoing, and the execution of any documents relating thereto;

                  (vi) except as set forth in Sections 6.6 and 6.7 hereof, any investment by the Company (including the making of any loan) or the engagement by the Company in any activity not directly related to the operation of the Premises;

                  (vii) the authorization or issuance of any notes or debt securities containing equity features (including any notes or debt securities convertible or exchangeable for equity securities) issued by the Company or secured by the Company's interest in the Ground Lease;

                  (viii) the merger or consolidation with any Person by the Company;

                  (ix) the liquidation, dissolution, recapitalization or reorganization of the Company;

                  (x) the approval of (A) each Final Capital Budget and each Final Operating Budget, (B) any amendment to a line item in a Final Operating Budget or a Final Capital Budget which, when aggregated with prior amendments to such line item, exceeds $5,000.00 and (C) the making of any expenditures not provided for in a Final Operating Budget or a Final Capital Budget;

                  (xi) any sublease of all or any portion of the Company's interest in the Ground Lease and any amendment, modification, extension or termination thereof;

                  (xii) except as approved as part of a Final Operating Budget or a Final Capital Budget in accordance with clause (x) above, the approval of any construction or repair work at the Premises having a cost to the Company (whether or not covered by insurance) in excess of $5,000.00;

                  (xiii)except as approved as part of a Final Operating Budget in accordance with clause (x) above, any decision to maintain cash reserves in the Company in excess of $5,000.00;

                  (xiv) the election to cause the indemnification of any Person by the Company except as may be otherwise provided in this Agreement;

                  (xv) the admission or approval of any Member of the Company (except as provided in Article 10 hereof);

                  (xvi) all material tax elections or other material actions or determinations relating to taxes by the Company;

                  (xvii)except as provided in Sections 3.2 and 3.3 hereof, the making by the Company of any call for additional equity capital contributions or loans by the Members to the Company;

                  (xviii) entering into the management or operation of any business other than the operation of the Premises;

                  (xix) entering into, amending, extending or terminating any property management agreement and/or leasing agreement with respect to the Premises or the School;

                  (xx) the execution of any contract with an Affiliate of the Managing Member;

                  (xxi) the execution of any guarantee by the Company of any obligation of any third party;

                  (xxii)the application for any change in zoning or any zoning variance, the institution of any action to appeal any change in zoning or the issuance of any variance in respect of the Premises;

                  (xxiii) the creation of any easement encumbering the Premises or the School or any portion thereof;

                  (xxiv)any material change in depreciation or other accounting method, principle or practice of the Company;

                  (xxv) the initiation of any litigation, arbitration or other legal proceeding or the settlement of any litigation, arbitration, condemnation or other legal proceeding involving the Company;

                  (xxvi)except as may be required by law or a contractual obligation, the establishment of the types, amounts, coverage and limits of insurance to be maintained by the Company;

                  (xxvii) changing the organizational status, including the state of organization, of the Company;

                  (xxviii) the hiring of any employee or the termination of any employee except as approved as part of a Final Operating Budget;

                  (xxix) any move of the principal office of the Company;

                  (xxx) approval of (A) any site plan and plans and specifications for the School other than the Approved Plans and (B) any material restatement of, or material amendment to or other material modification of such site plan and/or plans and specifications; and/or

                  (xxxi) entering into, amending, extending or terminating any Major Contract.

            Section 6.3. Budgets. (a) The Managing Member shall (i) on or before May 15 of each year prepare and submit to the other Members a preliminary budget for capital expenditures for the succeeding fiscal year (the "Preliminary Capital Budget"), (ii) on or before May 15 of each year prepare and submit to the other Members a preliminary budget for the operating expenses for the succeeding fiscal year (the "Preliminary Operating Budget"), (iii) on or before June 10 of each year prepare and submit to the other Members for their written approval a proposed final capital expenditures budget for the succeeding fiscal year (the "Proposed Final Capital Budget"), and (iv) on or before June 10 of each year prepare and submit to the other Members for their written approval a proposed final budget for operating expenses for the succeeding fiscal year (the "Proposed Final Operating Budget"). During the first week of June in each year the Managing Member shall meet with the representatives of the other Members to discuss the Preliminary Capital Budget and the Preliminary Operating Budget for the next fiscal year, and during the second and third weeks of June in each year and at such other times as may be necessary, the Managing Member shall (x) meet with the representatives of the other Members to discuss the Proposed Final Capital Budget and the Proposed Final Operating Budget for the next fiscal year and (y) provide any and all documentation and information relating to the Proposed Final Capital Budget and the Proposed Final Operating Budget reasonably requested by any Member. Upon the written approval by all of the Members of the Proposed Final Capital Budget and the Proposed Final Operating Budget for such fiscal year, the same shall be deemed to be the final budgets for such fiscal year (respectively, a "Final Capital Budget" and a "Final Operating Budget").

            Notwithstanding the foregoing, in the event the Members fail to timely approve a Proposed Final Operating Budget for any fiscal year, the Managing Member shall, for such fiscal year until a Final Operating Budget is approved by the Members for such fiscal year, implement and make the expenditures provided in the Final Operating Budget for the prior fiscal year as each item on such Final Operating Budget is adjusted by the CPI.

                  (b) The Managing Member shall implement each Final Capital Budget and Final Operating Budget and shall be authorized to make the expenditures and incur the obligations provided for in the Final Capital Budget and the Final Operating Budget, subject to the terms of Section 6.2(a)(x) hereof.

            Section 6.4. Other Business. It is expressly understood that each Member may engage in any other business, investment or profession, competitive or otherwise, including the ownership of or investment in real estate and the development, operation and management of real estate or a school, and neither the Company nor any Member shall have any rights in and to said business, professions or investments, or the income or profits derived therefrom. Without limiting the generality of the foregoing, Edison shall have the right, without the consent of any other Member (including the Managing Member), to (a) perform its obligations and exercise any of its rights and remedies under the Management Agreements and any documents or agreements relating to the performance of its obligations under the Management Agreements and (b) amend, modify, extend, renew or terminate the Management Agreements and any other documents or agreements relating thereto. The performance by Edison of its obligations under the Management Agreements shall have no effect on Edison's rights as a Member under this Agreement.

            Section 6.5. Standard of Care. Each Member shall use due care and reasonable diligence in the management of the Company business, but shall not be liable, responsible, or accountable in damages or otherwise for any mistake of judgment or other action taken or omitted to be taken by it in good faith or for any loss sustained by the Company or by the Members by reason of any act performed by or on behalf of the Company to the extent authorized hereunder, unless such act constitutes fraud, willful misconduct, a breach of this Agreement or violation of the Act.

            Section 6.6. Bank Accounts. All funds of the Company shall be deposited in such account or accounts, of a type, in form and in name and in a bank or banks determined by the Managing Member. All checks or other orders withdrawing funds from such account or accounts shall be signed in the Company name by the Managing Member or by any other party designated in writing by the Managing Member.

            Section 6.7. Investment of Excess Funds. The Managing Member shall invest excess funds not required in the Company's business, and not distributed pursuant to the terms of this Agreement, in bank accounts, certificates of deposit and short-term government obligations as determined by the Managing Member, subject to the reasonable approval of the other Members.

            Section 6.8. Tax Matters Member. AFM is hereby designated Tax Matters Member for the Company. Tax Matters Member shall comply with the requirements of Section 6221 through Section 6231 of the Code applicable to a Tax Matters Member.

                         ARTICLE VII. BOOKS AND RECORDS

            Section 7.1. Books and Records. The Tax Matters Member shall, at the Company's cost and expense, maintain full and accurate books of the Company, showing all receipts and expenditures, assets and liabilities, profits and loss, and all other records necessary for recording the Company's business and affairs, including those sufficient to record the allocations and distributions provided in this Agreement. The Company shall maintain books and records in accordance with GAAP and books and records for tax purposes in accordance with accepted federal income tax accounting principles. The Company's books and records shall be located at the Tax Matters Member's Office and shall be open to the inspection, examination and copying by the Members in person or by their duly authorized representatives (including, but not limited to, auditors) during regular business hours. Any expense for any inspection, examination or copying shall be borne by the Member causing such inspection, review or copying to be conducted.

                             ARTICLE VIII. TAX YEAR

            Section 8.1. Taxable Year. The taxable year and fiscal year of the Company shall be from July 1 through June 30 of each year, except that in any year in which the Company shall commence or terminate for Federal income tax purposes, the then current taxable year shall either begin on the date of commencement or end on the date of such termination, as the case may be.

                         ARTICLE IX. REPORTS; MEETINGS

            Section 9.1. Reports. (a) Within thirty (30) days after the last day of each month during the term of the Company the Managing Member shall prepare and send to each Member (i) a report of any significant Company activities conducted during such month, and (ii) a report showing the cash flow for the Company for such month together with financial statements that are in form satisfactory to the Members.

            (b) As soon as reasonably practicable after the end of each taxable year of the Company, but in any event not later than ninety (90) days thereafter, the Managing Member shall cause (i) an audit to be made by the independent accountants for the Company, covering the assets, liabilities and net worth of the Company, and its cash flows during such taxable year, and all matters customarily included in such audits and (ii) to be delivered to the Members within five (5) days following the completion thereof, the following financial statements with respect to the Company: a balance sheet and statement of income and expense, changes in financial position, Members' capital position and operating revenues and required payments as at the end of and for such taxable year, together with the report of such accountant covering the results of such audit and certifying such financial statements as having been prepared in accordance with GAAP.

            (c) Within either (i) fourteen (14) days after completion of the audit referred to in Section 9.1(b) hereof or (ii) ten (10) days before or after the filing date for the Company's Federal income tax return, as extended, the Managing Member shall deliver or cause to be delivered to each Member the appropriate Schedule K-1 (or any replacement thereof).

            (d) The Managing Member shall, as promptly as practicable, take all actions reasonably necessary and deliver all documents or other information to the accountants of the Company so that such accountants shall prepare, at the Company's cost and expense, all Federal, state and local income tax returns which the Company is required to file, and any Federal, state and local information returns which the Company is required to furnish to Members. The Managing Member shall deliver copies of all such filings (and any documentation and information relating thereto) to all of the Members. In addition, the Managing Member shall supply each Member on or before the last day of February in each year with such unaudited information as each such Member requires in connection with the payment of estimated taxes.

            Section 9.2. Meetings. Any Member shall have the right to call a meeting of the Members (at a location in the State of Ohio determined by the Managing Member) by giving to the other Members no less than twenty (20) days prior written notice of the date and time of such meeting, which notice shall establish the agenda for such meeting.

                        ARTICLE X. TRANSFERS BY MEMBERS

            Section 10.1. Transfers by Members. (a) No Member shall directly or indirectly assign, sell, mortgage, pledge, hypothecate, or otherwise dispose of or encumber (any of such actions being herein collectively referred to in this Article X as a "transfer", and the Member taking any such action being referred to in this Article X as a "transferor"), all or any part of its Interest or its share of allocations under this Agreement (including any indirect transfer by sale of stock, partnership interest, assets or merger), except as provided in Sections 10.1(b), 10.1(c), 10.2, 15.1(c), 15.1(d) and 15.2(c) hereof, without the prior written consent of all of the Members, which consent may be given or withheld in the sole and absolute discretion of any of the Members.

                  (b) At any time during the term of this Agreement any Member other than the original Managing Member may transfer all or any portion of its respective Interest to an Affiliate of itself provided the transferor shall have first provided the remaining Members with the following:

                  (i) An agreement with the Affiliate transferee wherein the Affiliate transferee agrees to be bound by and comply with or cause compliance with all of the terms and provisions of this Agreement; and

                  (ii) Conclusive evidence satisfactory in all respects to the remaining Members that the transferor and the transferee are in fact Affiliates.

                  (c) At any time during the term of this Agreement any Member may transfer all or any portion of its respective Interest to a Permitted Transferee provided the selling Member ("Selling Member") shall have first complied with the following provisions:

                  (i) The Selling Member must give written notice (the "First Offer Notice") to the non-selling Member (the "Non-Selling Member") which contains all of the financial and other material terms and conditions under which the Selling Member would be willing to sell its Interest including, without limitation: (v) the sales price, which must be payable in lawful money of the United States and method of payment, (w) the required down payment, (x) the time and place of closing which must not be less than one hundred twenty (120) days nor more than one hundred eighty
      (180) days after the date of the receipt of the First Offer Notice by the Non-Selling Member, (y) any indemnity to be given by the Selling Member, and (z) the party responsible for paying transfer taxes (if any). The Selling Member shall also provide the Non-Selling Member with reasonable information, if known, as to the identity and financial condition of any third party offeror which information shall include, without limitation, evidence as to the character, reputation and credit worthiness of any third party offeror. The Selling Member agrees to provide the Non-Selling Member with such other information regarding the First Offer Notice as it may reasonably request.

                  (ii) Within thirty (30) days after receipt of the First Offer Notice the Non-Selling Member shall have the right, exercisable by written notice given to the Selling Member, to elect to purchase all, but not less than all, of the Interests proposed to be transferred at the price and on the terms of such offer, as set forth in the First Offer Notice, pro rata in proportion to the Interests of the Non-Selling Members if there is more than one Non-Selling Member. The failure or refusal of the Non-Selling Members to make such election within such thirty (30) day period shall be deemed to constitute a rejection of such offer. In the event any Non-Selling Member elects to purchase the Interests proposed to be transferred, such Non-Selling Member and the Selling Member shall close the transfer of all but not less than all of the Interests in accordance with the terms of the First Offer Notice within the time period set forth in the First Offer Notice.

                  (iii) If the Non-Selling Members shall not have elected to exercise any right to purchase as set forth in this Section 10.1(c), whether pursuant to notice to such effect to the Selling Member or by reason of the failure or refusal of the Non-Selling Member to make such election to purchase within the thirty (30) day period set forth in
      Section 10.1(c)(ii), then the Selling Member shall have the right to transfer the Interests proposed to be transferred to a Permitted Transferee at any time prior to the expiration of the one hundred eighty
      (180) day period after the date of the First Offer Notice at a price and otherwise on terms no less favorable to the Selling Member than those contained in the First Offer Notice. In the event that any such transaction is consummated within such one hundred eighty (180) day period, the purchaser shall be admitted to the Company as a Member. In the event that (x) the Selling Member fails to consummate any such transaction within such one hundred eighty (180) day period and thereafter desires to make a transfer of its Interest in accordance with this Section 10.1(c) or
      (y) the Selling Member wants to sell all or part of its Interests on terms materially different from that set forth in the First Office Notice, the Selling Member shall be required to make another written offer to the Non-Selling Member in accordance with the provisions of this Section 10.1(c) and the rights of the Non-Selling Member provided for herein shall be reinstated.

                  (d) In the event that any Person shall acquire all or any part of any Interest of a Member pursuant to this Section 10.1, the following provisions shall apply:

                  (i) if such Person is an entity classified for U.S. tax purposes as a partnership, the provisions of this Section 10.1 shall apply to the transfer of any partnership interest therein in the same manner and to the same extent as they apply to transfers of Members' Interests;

                  (ii) if such Person or if any partner in a partnership referred to in clause (i) above is a Closely Held Corporation, the provisions of this Section 10.1 shall apply to the transfer of any voting stock in such corporation in the same manner and to the same extent as such provisions apply to transfers of Members' Interests;

                  (iii) such Person shall be bound by the provisions of this Agreement and shall assume in writing all of the obligations of the transferor Member under this Agreement, the Fundraising Agreement, each Management Agreement and the Agency Agreement; and

                  (iv) such Person shall execute such documents and instruments as may be required by applicable law to evidence and confirm the acquisition of any Interest of a Member by such Person.

                  (e) Each Member agrees that any purported transfer which is not in compliance with this Section 10.1 or Article 15 hereof shall be null and void. No Person to whom any Interest is transferred shall make any further disposition except in accordance with the terms and conditions hereof. No Person purporting to acquire any Member's Interest shall be a Member of the Company unless such Person shall be admitted as a Member and no Person purporting to acquire any Member's Interest shall have any right to participate in the management of any Company affairs or business unless such Person shall be admitted as a Member pursuant to this Article 10. All costs and expenses incurred by the Company in connection with any transfer of an Interest, including any filing or recording costs and the fees and disbursement of counsel, shall be paid by the transferring Member.

            Section 10.2. Management Agreement Buyout. Notwithstanding anything in this Agreement to the contrary, in the event that either Management Agreement is terminated by ACS, AFM shall purchase Edison's Interest in the Company for an amount equal to $3,500,000.00. The closing of such purchase shall occur (a) in the event of a termination of either Management Agreement by ACS for any reason other than pursuant to the terms of Section 13.1 thereof, no later than the date which is thirty (30) days after the termination of such Management Agreement (time being of the essence) and (b) in the event of a termination of either Management Agreement by ACS pursuant to the terms of Section 13.1 thereof, no later than the date which is two (2) years after the termination of such Management Agreement (time being of the essence). At such closing, AFM shall deliver to Edison $3,500,000.00 by certified or bank check or by wire transfer of immediately available federal funds to an account designated by Edison. All stamp and transactional taxes (not including income or franchise taxes) payable in connection with such purchase shall be paid by AFM.

            Section 10.3. Bankruptcy. In the event of the Bankruptcy of any Member, the remaining Members not affected by such Bankruptcy shall have the option within ninety (90) days of the occurrence of the event constituting a Bankruptcy hereunder to institute proceedings necessary or appropriate under Applicable Law to purchase (on a pro rata basis) the Interest of the Member affected by such Bankruptcy. Any purchase of the Interest of the Member affected by such Bankruptcy in accordance with the immediately preceding sentence shall be for an amount of cash equal to the aggregate Percentage Interest (at the time of Bankruptcy) of the Member affected by such Bankruptcy, multiplied by the Fair Market Value (determined in accordance with Article XIII hereof) of the Company assets. The purchasing Members under this Section 10.3 may exercise said purchase option by written notice to the selling Member given within thirty (30) days following the determination of the Fair Market Value of the Company assets. The date of purchase shall be designated by the purchasing Member in such notice and shall be a date not less than ninety (90) days and not more than one hundred eighty (180) days after such notice. Notwithstanding anything to the contrary contained in this Agreement, from and after the date of the occurrence of any event constituting a Bankruptcy of a Member pursuant to this Agreement, the Member affected by such Bankruptcy shall have no further right, power or authority to make any decision or election on behalf of the Company or to participate in the overall management and control of the business and affairs of the Company.

            Section 10.4. Void Assignments. Notwithstanding anything to the contrary in this Agreement, any assignment of a Member's Interest in the Company
(a) to a Person prohibited by law from holding such Interest or (b) in violation of the provisions of this Agreement, shall be null and void and shall not bind the Company.

            Section 10.5. Obligations and Rights of Transferee. A Person acquiring an interest in the Company shall have only such rights, and shall be subject to all the obligations, as are set forth in this Agreement; and, without limiting the generality of the foregoing, such Person shall not have any right to partition of the Company's assets or to have the value of its interest ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as herein set forth.

            Section 10.6. New Managing Member. In the event that the Managing Member transfers all of its Interests to a transferee pursuant to this Article X, then, notwithstanding anything to the contrary contained in this Agreement, such transferee shall be the Managing Member subject to the same rights, responsibilities and restrictions regarding management acts as set forth herein.

                          ARTICLE XI. DISABLING EVENT

            Section 11.1. Disabling Event; No Right of Withdrawal. (a) Upon the occurrence of a Disabling Event with respect to a Member, the Company shall not dissolve but shall continue in accordance with the terms of this Agreement.

            (a) A Disabled Member Successor shall have the rights of an assignee of the Disabled Member's Interest, but shall not be admitted to the Company as a Member.

            Section 11.2. No Right of Withdrawal. (a) No Member shall have the right to terminate this Agreement or dissolve the Company by such Member's express will.

            (b) No Member shall have any right to retire, resign, or otherwise withdraw from the Company and have the value of such Member's Interest ascertained and receive an amount equal to the value of such Interest.

                           ARTICLE XII. DISSOLUTION.

            Section 12.1. Dissolution Events. The Company shall dissolve upon, but not before, the first to occur of:

                  (i) the expiration of the term of the Company; or

                  (ii) the total loss of the Building or the sale or transfer or condemnation of all or substantially all of the Company assets; or

                  (iii) the unanimous written consent of the Members; or

                  (iv) if, in the event that there occurs the Bankruptcy or dissolution of any Member, the business of the Company is not continued pursuant to the written consent of a majority in interest of the remaining Members (by Percentage Interests) within one hundred eighty (180) days following the occurrence of such Bankruptcy or dissolution.

            Upon dissolution, the Liquidating Member, on behalf of the Company, shall immediately commence to wind up the affairs of the Company and shall proceed with reasonable promptness to liquidate the business of the Company. To the extent that the Company is not completely liquidated within twelve (12) months from the date of election to dissolve, the remaining assets shall forthwith be disposed of at a public sale.

            The rights and obligations of the Members shall continue during the period of the winding up of the affairs of the Company.

            Section 12.2. Distribution of Assets Upon Dissolution.

            (a) Upon the dissolution of the Company pursuant to Section 12.1 hereof, the Liquidating Member shall proceed diligently to wind up the affairs of the Company and distribute its assets in accordance with the provisions of
Section 12.2(d) hereof.

            (b) All saleable assets of the Company may be sold in connection with any liquidation at public or private sale at such price and upon such terms as the Liquidating Member may deem advisable. Any Member or any partnership, corporation or other firm in which any Member is in any way interested may purchase assets at such sale, provided that such purchase is on commercially reasonable terms.

            (c) Profits and losses of the operations of the Company shall be determined as of the end of the period of winding up in accordance with the provisions of this Agreement. No Member shall have an obligation to make a contribution or Additional Capital Contribution to restore any negative balance in its Capital Account.

            (d) Upon the dissolution of the Company, the assets of the Company shall be distributed in the following order of priority:

                  (i) first, to the payment of any debts and liabilities of the Company to third parties which shall then be due and payable;

                  (ii) next, to the establishment of a reserve which the Liquidating Member deems necessary to provide for any contingent or unforeseen liabilities or obligations of the Company. At the expiration of such period of time as the Liquidating Member reasonably deems advisable, the balance remaining in any such reserve after payment of such liabilities and obligations as deemed reasonably necessary by the Liquidating Member shall be distributed in the manner set forth in this
      Section 12.2(d); and

                  (iii) the balance, if any, to the Members in accordance with their respective Percentage Interests.

                            ARTICLE XIII. APPRAISAL

            Section 13.1. Appraisal.

            In the event that it becomes necessary to determine the Fair Market Value, it shall be determined in accordance with the following procedure:

            (a) The Non-defaulting Member shall give the Defaulting Member a Fair Market Value Notice.

            (b) The Defaulting Member shall give the Non-defaulting Member a Defaulting Member's Notice within thirty (30) days after the Defaulting Member's receipt of the Fair Market Value Notice. If the Defaulting Member in the Defaulting Member's Notice accepts the Non-defaulting Member's Determination or if the Defaulting Member fails or refuses to give the Defaulting Member's Notice as aforesaid, the Defaulting Member shall be deemed to have accepted the Non-defaulting Member's Determination for and as the Fair Market Value. If the Defaulting Member in the Defaulting Member's Notice disputes the Non-defaulting Member's Fair Market Value Notice, the Defaulting Member shall deliver to the Non-defaulting Member, within thirty (30) days after the Defaulting Member's receipt of the Fair Market Value Notice, the Defaulting Member's Determination as determined by the Defaulting Member's Appraiser, together with a copy of the appraisal prepared by the Defaulting Member's Appraiser.

            (c) The Non-defaulting Member shall give the Defaulting Member a Non-defaulting Member's Notice within thirty (30) days after the Non-defaulting Member's receipt of any Defaulting Member's Determination. If the Non-defaulting Member in the Non-defaulting Member's Notice accepts the Defaulting Member's Determination or if the Non-defaulting Member fails or refuses to give the Non-defaulting Member's Notice as aforesaid, the Non-defaulting Member shall be deemed to have accepted the Defaulting Member's Determination. If the Non-defaulting Member in the Non-defaulting Member's Notice disputes the Defaulting Member's Determination, either (i) if the respective estimates of the Fair Market Value set forth in the Defaulting Member's Determination and the Non-defaulting Member's Determination vary such that the amount set forth in the greater of the two determinations is 105% or less of the amount set forth in the lesser of the two determinations, or if the two determinations are equal, then, the Fair Market Value shall be deemed to be the arithmetic average of the two determinations, or (ii) if the respective estimates of the Fair Market Value set forth in the Defaulting Member's Determination and the Non-defaulting Member's Determination vary by more than 5%, the Non-defaulting Member shall appoint the Non-defaulting Member's Appraiser. If there shall be a Mutual Determination within thirty (30) days after the Defaulting Member's receipt of the Non-defaulting Member's Notice in the case of a dispute, such Mutual Determination shall be final and binding upon the parties. If the Non-defaulting Member's Appraiser and the Defaulting Member's Appraiser shall be unable to reach a Mutual Determination within said thirty (30) day period, then the Defaulting Member's Appraiser and the Non-defaulting Member's Appraiser shall jointly select the Third Appraiser whose fee shall be borne equally by the Non-defaulting Member and the Defaulting Member. In the event that the Non-defaulting Member's Appraiser and the Defaulting Member's Appraiser shall fail to jointly agree on the designation of the Third Appraiser within five (5) days after they are requested to do so by either party, then the parties agree to allow the American Arbitration Association or any successor organization to designate the Third Appraiser in accordance with the rules, regulations and procedures then existing of the American Arbitration Association or any successor organization.

            (d) The Third Appraiser shall conduct such hearings and investigations as he may deem appropriate and shall, within thirty (30) days after the date of designation of the Third Appraiser, choose either the Non-defaulting Member's or the Defaulting Member's Determination, and such choice by the Third Appraiser shall be conclusive and binding upon the Non-defaulting Member and the Defaulting Member. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this
Section 13.1, including the expenses and fees of any appraiser selected by it in accordance with the provisions of this Section 13.1 and each party shall otherwise share equally any and all costs incurred in connection with the appraisal. Any appraiser appointed pursuant to this Section 13.1 shall be an independent real estate appraiser with at least ten (10) years' experience in valuation of properties which are similar in character to the Premises and located in Dayton, Ohio.

                  ARTICLE XIV. REPRESENTATIONS AND WARRANTIES

            Section 14.1. Representations and Warranties of AFM. AFM hereby represents and warrants to Edison that on and as of the date of this Agreement:

            (a) Organization and Qualification of AFM; Authority. AFM is duly organized, validly existing as a not-for-profit corporation and in good standing under the laws of the State of Ohio, has full power and authority to own its Interest in the Company in and exercise its rights as a Member of the Company and to conduct the business proposed to be conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business proposed to be conducted by it makes such qualification required or necessary for the conduct of the business proposed to be conducted. Prior to the date hereof, AFM has delivered to Edison complete and correct copies of its Organizational Documents, and none of such Organizational Documents have been terminated, modified or amended and each Organizational Document is in full force and effect.

            (b) Licenses. AFM holds all licenses, franchises, permits, consents, registrations, certificates, orders, qualifications, authorizations, determinations, declarations, filings and other approvals (including, without limitation, those relating to environmental matters, public and worker health and safety, buildings, highways or zoning) (individually, a "License" and collectively, "Licenses") required for the ownership of its Interest in the Company and the conduct of its business as now being conducted, and is operating in compliance therewith. AFM is in compliance with all laws, regulations, orders and decrees applicable to it. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any License. AFM has no knowledge of any fact that is likely to result in the denial of an application or renewal, or the revocation, modification, nonrenewal or suspension of any of the Licenses. Schedule 1 to this Agreement (i) sets forth a true, correct and complete list of all Licenses required to be procured for the development, construction and operation of the School at the Premises and (ii) contains copies of all such Licenses issued as of the date hereof or copies of receipts from the City of Dayton Building Department evidencing such Licenses, and all such Licenses are current and in full force and effect.

            (c) Corporate and Governmental Authorization; No Contravention. The
(i) execution, delivery and performance by AFM of the Transaction Documents to which it is a party and (ii) making of the AFM Contribution pursuant to this Agreement are within AFM's power, having been duly authorized by all necessary corporate action on the part of AFM; do not require any License, authorization, approval, qualification or formal exemption from, or other action by or in respect of, or filing of a declaration or registration with, any Governmental Authority; do not contravene or constitute a default under or violation of (w) any provision of applicable law or regulation of any Governmental Authority, (x) the Organizational Documents of AFM, (y) any agreement, contract, note, mortgage, lease, license or instrument (or require the consent of any Person under any agreement that has not been obtained) to which AFM is a party or by which it or any of its properties is bound, or (z) any judgment, injunction, order, decree, or other instrument binding upon AFM.

            (d) Consents. Each and every consent of any lender, shareholder, beneficiary, tenant, creditor, investor, Governmental Authority or other Person which is required of AFM in order for AFM (i) to enter into this Agreement or any other Transaction Document or (ii) to consummate the transactions contemplated under this Agreement or any other Transaction Document has been obtained.

            (e) Validity and Binding Effect. Each of the Transaction Documents has been and will be duly executed and delivered by AFM and is a legal, valid and binding agreement of AFM, enforceable against AFM in accordance with its terms, except for (i) the effect upon the Transaction Documents of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by a court of competent jurisdiction under general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of the Transaction Documents and upon the availability of injunctive relief or other equitable remedies.

            (f) Litigation; Insolvency; Defaults. Except as set forth in
Schedule 2 to this Agreement, there is no action, suit, labor dispute, proceeding (including arbitration), investigation or settlement pending or, to the knowledge of AFM, threatened against the Premises or AFM, before or by any court or arbitrator or any Governmental Authority. AFM is not in violation of, or in default under (and there does not exist any event or condition which, after notice or lapse of time or both, would constitute such a default under), any term of AFM's Organizational Documents, or any term of any agreement, instrument, judgment, decree, order, statute, injunction, governmental regulation, rule or ordinance (including without limitation, those relating to zoning, city planning or similar matters) applicable to the Premises or AFM. AFM has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, suffered the attachment or other judicial seizure of all, or substantially all, of its assets, or made an offer of settlement, extension or composition to its creditors generally.

            (g) ERISA. The assets of AFM do not constitute, and have never constituted, "plan assets" of any employee benefit plan or other entity that is subject to ERISA.

            (h) Broker's or Finder's Commissions. No broker, finder, placement agent or similar person has been engaged by AFM in connection with AFM's Capital Contribution or any other transaction contemplated by the Transaction Documents.

            (i) Environmental Regulation.

                  (i) True, correct and complete copies of the most recent environmental reports (the "Environmental Reports") relating to the Premises, which were prepared by, for or at the direction of AFM, have previously been delivered or made available to Edison, and each such Environmental Report is identified in Schedule 3 to this Agreement.

                  (ii) AFM has no knowledge that AFM has any liability under any Environmental Law or common law cause of action relating to or arising from environmental conditions at the Premises. The Premises complies with all applicable Environmental Laws. Neither AFM nor any other Person has entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law with respect to the Premises.

                  (iii) Neither AFM nor any other Person has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste at the Premises. AFM has no knowledge of any Release or Threat of Release of a Hazardous Material at the Premises. There are no underground storage tanks on the Premises. No Lien has been imposed by any Governmental Authority on the Premises in connection with the presence of any Hazardous Material.

            (j) Properties and Assets. AFM is the owner of the lessee's interest under the Ground Lease. The Premises and AFM's interest in the Ground Lease are free and clear of all Liens, liabilities, claims, debts, exceptions, options, security interests, assessments, charges, impositions, levies, taxes and all other types of encumbrances, except for Permitted Exceptions. Schedule 4 identifies each title insurance policy and commitment for title insurance issued to AFM. No default by AFM exists under any of the provisions of the Ground Lease, and there are no conditions or circumstances which, with the giving of notice or the passage of time or both, would constitute a default by AFM under the Ground Lease. A true and complete copy of the Ground Lease has been delivered to Edison. Except as set forth on Schedule 5 attached hereto:

                  (i) the Ground Lease is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency and other laws of general application relating to enforcement of the rights of creditors and to the limitations imposed by general principles of equity) and is in full force and effect. AFM has not sent a notice of default to the Ground Lessor, AFM has not received a written notice of default from the Ground Lessor, AFM has no knowledge of any default under the Ground Lease, and there exists no condition or circumstance which, with the passage of time or the giving of notice or both, would constitute a default under the Ground Lease;

                  (ii) AFM has assigned, pledged, mortgaged, encumbered or hypothecated none of its rights or interests under the Ground Lease; and

                  (iii) All of the contingencies set forth in Sections 3.1 and
      3.2 of the Ground Lease have been satisfied and fulfilled by AFM and Ground Lessor, respectively.

            (k) Purchase Options and Leases.

                  (i) Except as set forth in Section 21 of the Ground Lease, AFM has not granted any Person a right or option or first refusal to purchase or acquire the Premises or any portion of the Premises or any of its rights or interests under the Ground Lease.

                  (ii) Attached as Schedule 6 to this Agreement is a list of any and all (x) leases, supplemental agreements, subleases, licenses, concessions and other agreements of use or occupancy affecting the Premises that have been entered into by AFM (as lessor, lessee, licensor, developer or grantor) on or prior to the date of this Agreement, including all modifications or amendments to such agreements (collectively, "Leases"; each person entitled to the possession, use or occupancy of the Premises or a portion thereof, under any of the Leases is herein referred to as a "Tenant") and (y) agreements of surety or guaranty with respect to the performance of each such Tenant under its respective Lease, and all modifications and amendments to such agreements of surety or guaranty.

                  (iii) AFM has delivered or made available to Edison true and correct copies of all of the Leases.

                  (iv) No Tenant has any right or option to renew or extend the term of its Lease or to expand into additional space except as set forth in the Leases.

                  (v) Each Lease has been duly executed and delivered by, and is a binding obligation of, the applicable Tenant, and each Lease is in full force and effect. Each Lease constitutes the entire agreement between AFM and Tenant pertaining to the premises demised thereunder, and there are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, modifying, amending, altering, supplementing or changing the terms of any Lease.

                  (vi) All obligations of AFM under each Lease requiring performance on or before the date of this Agreement have been performed, and no event has occurred and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default by AFM or the Tenant under any Lease.

                  (vii) There are no offsets or defenses that any Tenant has against the full enforcement of its Lease by AFM.

                  (viii) To the knowledge of AFM, no Tenant has assigned, transferred or hypothecated its Lease or any interest therein or subleased all or any portion of the premises demised under the Lease.

                  (ix) All obligations of AFM with respect to the payment of leasing brokerage, finders fees, leasing commissions or other similar fees or commissions which are due prior to the date of this Agreement have been satisfied in full and no such fees or commissions are outstanding. In addition to and not in limitation of any other rights hereunder, AFM agrees that it will indemnify and hold harmless Edison and Edison's shareholders, officers, directors, employees and agents from and against any and all claims, demands or liabilities for broker's, finder's, leasing agent's or other similar fees or commissions.

                  (x) AFM has assigned, pledged, mortgaged, encumbered or hypothecated none of its rights under the Leases.

            (l) Operating Contracts. Except as set forth on Schedule 7 (those contracts set forth on Schedule 7 are collectively referred to as the "Operating Contracts"), AFM has not entered into any and there are no other material contracts or agreements which impose obligations upon AFM relating to the Premises as of the date of this Agreement. AFM has delivered to Edison, true and complete copies of each of the Operating Contracts. Each of the Operating Contracts is in full force and effect and has not been amended, modified or supplemented. To the knowledge of AFM, there is no existing default or state of facts which, with the passage of time or the giving of notice or both, would constitute a default by AFM or any other party to any Operating Contract, under any of the Operating Contracts.

            (m) Premises Compliance with Laws. The planned improvements on the Premises including, without limitation, the School, to the extent designed, have been designed in compliance with all Applicable Laws including, without limitation, those relating to zoning, land use, building, and environmental matters. AFM has timely complied with all of the obligations and requirements set forth in the Dayton Zoning Certificate.

            (n) Taxes/Tax-Exempt Status. AFM has filed or obtained extensions of all federal, state, local and foreign income, excise, franchise, real estate, sales and use and other tax returns required by law. No audits or investigations are pending or, to the knowledge of AFM, threatened with respect to any tax returns or taxes of AFM. AFM has received all certifications and approvals from the IRS required for its tax-exempt status and has not engaged in any act or conduct which violates or would reasonably be expected to violate its tax-exempt status.

         (o) No Solicitation of Other Offers. Neither AFM nor any of its representatives, has, directly or indirectly, solicited, encouraged, assisted, initiated discussions or engaged in negotiations with, provided any information to, or entered into any agreement or transaction with, any person relating to the possible acquisition of the Premises or the leasehold interest under the Ground Lease.

         (p) Condemnation. There is no pending or, to the knowledge of AFM, threatened condemnation, taking, expropriation, eminent domain or similar proceeding affecting all or any portion of the Premises or AFM's leasehold interest under the Ground Lease, and AFM has not received any written notice of any such proceeding.

         (q) Insurance. Schedule 8 attached hereto and made a part hereof sets forth all of the insurance policies currently in effect with respect to the Premises and the information contained on Schedule 8 is true, correct and complete. All such insurance policies have the Company as the named insured.

         (r) Violations. AFM has not received any written notice that there exists any violation of (i) any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement recorded against the Premises or any portion thereof or (ii) any applicable law relating to the Premises or any portion thereof. To the best knowledge of AFM, there is no such violation as described in (i) or (ii) above. To the best knowledge of AFM, AFM is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state or local, relating to such entities or their businesses, properties, assets or operations.

         (s) Tax Assessments. Copies of current real estate tax bills with respect to the Premises have been delivered to Edison. Except as set forth on
Schedule 9, no application or proceeding initiated by AFM or by any Governmental Authority or third party from which AFM has received notice is pending with respect to a reduction of or an increase in any such real estate taxes. AFM has not received any written notice of or otherwise been made aware of (i) any special tax or assessment to be levied or proposed to be levied against the Premises or (ii) any change or proposed change in the tax assessment of the Premises except as set forth on Schedule 9 to this Agreement.

         Section 14.2. Representations and Warranties of Edison. Edison hereby represents and warrants to AFM that on and as of the date of this Agreement:

         (a) Edison is duly organized and validly existing as corporation in good standing under the laws of the State of Delaware, has full power and authority to enter into this Agreement, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the business proposed to be owned and conducted by it makes such qualification necessary for the conduct of the business proposed to be owned and conducted. Edison has delivered to AFM complete and correct copies of the Organizational

Documents of Edison, and such Organizational Documents have not been terminated, modified or amended and are in full force and effect.

         (b) Corporate and Governmental Authorization; No Contravention(b). The
(i) execution, delivery and performance by Edison of the Transaction Documents to which it is a party and (ii) the making of the Edison Contribution pursuant to this Agreement are within Edison's power, having been duly authorized by all necessary action on the part of Edison, do not require any License, authorization, approval, qualification or formal exemption from, or other action by or in respect of, or filing of a declaration or registration with, any Governmental Authority; do not contravene or constitute a default under or violation of (w) any provision of applicable law or regulation of any Governmental Authority, (x) the Organizational Documents of Edison, (y) any agreement (or require the consent of any Person under any agreement that has not been obtained) to which Edison is a party or by which it or any of its properties is bound, or (z) any judgment, injunction, order, decree or other instrument binding upon Edison.

         (c) Consents. No consent of any lender, partner, shareholder, beneficiary, tenant, creditor, investor, Governmental Authority or other Person is required in order for Edison (i) to enter into this Agreement or any other Transaction Document to which it is a party and (ii) to consummate the transactions contemplated under this Agreement or any other Transaction Document to which it is a party.

         (d) Validity and Binding Effect. Each of the Transaction Documents to which Edison is a party has been duly executed and delivered by Edison, as applicable, and is a legal, valid and binding agreement of Edison enforceable against Edison in accordance with its terms, except for (i) the effect upon said Transaction Documents of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (ii) limitations imposed by a court of competent jurisdiction under general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of said Transaction Documents and upon the availability of injunctive relief or other equitable remedies.

         (e) Broker's or Finder's Commissions. No broker, trader, placement agent or similar person has been engaged in connection with any transaction contemplated by the Transaction Documents.

         Section 14.3. Survival of Representations and Warranties. All representations and warranties contained in this Agreement or the Transaction Documents or made in writing by or on behalf of a party hereto in connection with the transactions contemplated by this Agreement or the Transaction Documents shall survive for a period of six (6) months following the execution and delivery of this Agreement; provided, however, that (a) the representations and warranties contained in Sections 14.1(a), 14.1(c), 14.1(h), 14.2(a), 14.2(b), and 14.2(e) shall survive indefinitely, (b) the representations and warranties contained in Sections 14.1(j), 14.1(k), shall survive six (6) months beyond the term of the Ground Lease or the applicable Lease and (c) the representations and warranties set forth in Section 14.1(g) hereof shall survive until the expiration of the applicable statute of limitations.

                  ARTICLE XV. DEFAULTS AND REMEDIES

         Section 15.1. AFM Defaults. (a) Each of the following events or occurrences shall be an "AFM Default":

                  (i) A breach of any material representation or warranty made by AFM under this Agreement;

                  (ii) The failure of AFM to perform any of its obligations or covenants under this Agreement including, without limitation, any of its obligations as the Managing Member and (x) such obligation or covenant is material in nature and/or (y) such failure, either by itself or combined with any other failure of AFM to perform its obligations or covenants hereunder, has a material adverse effect on the Company, any Member's Interest or the operation of the School;

                  (iii) The failure of AFM to make any capital contribution which may be required to be made by AFM pursuant to the terms of this Agreement including, without limitation, the capital contribution set forth in Section 3.2 hereof; or

                  (iv) An AFM Event of Default (as such term is defined in the Fundraising Agreement) shall have occurred beyond all applicable notice, grace and cure periods set forth in the Fundraising Agreement, provided that no Edison Event of Default (as such term is defined in the Fundraising Agreement) shall have occurred under the Fundraising Agreement beyond all applicable notice, grace and cure periods set forth thereunder.

         (b) In the event of an AFM Default, Edison shall have the right to (i) specifically enforce this Agreement against AFM, (ii) recover any actual (but not consequential) damages resulting therefrom, (iii) exercise any rights and remedies available to Edison hereunder, at law or in equity and (iv) in the event of an AFM Default set forth in Section 15.(a)(ii) above, upon notice to AFM (the "Takeover Notice"), remove AFM as the Managing Member in which event Edison shall become the Managing Member of the Company and Edison shall have all of the rights, power and authority of the Managing Member set forth in this Agreement.

         (c) Notwithstanding anything in this Section 15.1 or in any other section of this Agreement to the contrary, and in lieu of any other rights and remedies Edison may have hereunder, in the event of a default by AFM as set forth in Section 15.1(a)(iv) above, Edison shall have the right, upon notice to AFM, to buy AFM's Interest in the Company for One Dollar ($1.00). The closing of such purchase of AFM's Interest in the Company shall occur thirty (30) days after Edison's delivery of the aforesaid notice to AFM. At such closing, AFM shall execute and deliver to Edison any and all agreements and documents reasonably requested by Edison to consummate the transfer of AFM's Interest in the Company to Edison.

         (d) (i) In the event the Company's Accounting Firm determines in writing that Edison's delivery of the Takeover Notice and its removal of AFM as the Managing Member will result in AFM losing its tax-exempt status, either Member (the "Notifying Member") at any time may provide the other Member (the "Receiving Member") with written notice (the "Buy-Sell Notice") that the Notifying Member is either willing to sell all of the Interests in the Company that it owns or buy all of the Interests in the Company that the Receiving Member owns at a specified price per percentage interest (the "Buy-Sell Price") which is set forth in the Buy-Sell Notice, which Buy-Sell Price shall be the Fair Market Value of such Interests.

         (ii) The Receiving Member shall, in a written notice given to the Notifying Member within thirty (30) days after receipt of the Buy-Sell Notice from the Notifying Member, specify whether it will be (x) a buyer of the Interests in the Company owned by the Notifying Member or (y) a seller of the Interests in the Company owned by the Receiving Member, in each case at the Buy-Sell Price. If the Receiving Member fails to provide such notice, the Notifying Member shall within thirty (30) days of the expiration of the first mentioned thirty (30) day period in this Section 15.1(d)(ii) notify the Receiving Member in writing whether the Notifying Member will sell its Interests in the Company to the Receiving Member or buy the Interests in the Company owned by the Receiving Member, in each case at the Buy-Sell Price. In the event that there is more than one Receiving Member, each such Member (or its designee) shall have the right to elect to purchase its pro rata portion of the Interests in the Company of the Notifying Member; provided, however, that in the event that any Member makes the election under clause (x) above (a "Buying Offeree") and any other Member makes the election under clause (y) above (a "Selling Offeree"), the Buying Offeree (or its designee) shall be obligated to purchase all (but not less than all) of the Interests in the Company of the Notifying Member and all (but not less than all) of the Interests in the Company of the Selling Offeree.

         (iii) The closing of any purchase and sale pursuant to this Section 15.1(d) shall be held on a Business Day selected by the Member who will be the buyer (the "Buying Member") of the other Member's Interest in the Company (the "Disposing Member"), which closing date will not be less than twenty-five (25) days and not more than seventy-five (75) days following the date of the written notice from the Receiving Member or the Notifying Member, as the case may be, setting forth whether it will buy or sell its Interests in the Company. At such closing, the Disposing Member shall deliver to the Buying Member any documents with respect to such purchase and sale as the Buying Member may reasonably request. All stamp and transactional taxes (excluding income or franchise taxes) payable in connection with such purchase and sale shall be paid by the Disposing Member. The price (i.e., the price set forth in the original notice from the Notifying Member) to be paid by the Buying Member shall be payable at the closing. At such closing the Buying Member shall deliver to the Disposing

Member the purchase price by certified or bank check or by wire transfer of immediately available federal funds to an account designated by the Disposing Member.

                  (iv) Notwithstanding anything in this Section 15.1(d) to the contrary, in each case where Edison would be a Buying Member it shall have the right to designate an Affiliate to exercise its rights under this Section 15.1(d).

         Section 15.2. Edison Defaults. (a) Each of the following events or occurrences shall be an "Edison Default":

                  (i) A breach of any material representation or warranty made by Edison under this Agreement;

                  (ii) The failure of Edison to perform any of its obligations or covenants under this Agreement and (x) such obligation or covenant is material in nature and/or (y) such failure, either by itself or combined with any other failure of Edison to perform its obligations or covenants hereunder, has a material adverse effect on the Company, any Member's Interest or the operation of the School;

                  (iii) The failure of Edison to make any capital contribution which may be required to be made by Edison pursuant to the terms of this Agreement including, without limitation, the capital contribution set forth in Section 3.1 hereof; or

                  (iv) An Edison Event of Default (as such term is defined in the Fundraising Agreement) shall have occurred beyond all applicable notice, grace and cure periods set forth in the Fundraising Agreement, provided that no AFM Event of Default (as such term is defined in the Fundraising Agreement) shall have occurred under the Fundraising Agreement beyond all applicable notice, grace and cure periods set forth thereunder.

         (b) In the event of an Edison Default, AFM shall have the right to (i) specifically enforce this Agreement against Edison, (ii) recover any actual (but not consequential) damages resulting therefrom, and (iii) exercise any rights and remedies available to AFM hereunder, at law or in equity.

         (c) Notwithstanding anything in this Section 15.2 or in any other section of this Agreement to the contrary, and lieu of any other rights and remedies AFM may have hereunder, in the event of a default by Edison as set forth in Section 15.2(a)(iv) above, AFM shall have the right, upon notice to Edison, to buy Edison's Interest in the Company for One Dollar ($1.00). The closing of such purchase of Edison's Interest in the Company shall occur thirty
(30) days after AFM's delivery of the aforesaid notice to Edison. At such closing, Edison shall execute and deliver to AFM any and all agreements and documents reasonably requested by AMF to consummate the transfer of Edison's Interest in the Company to AMF.

                          ARTICLE XVI. INDEMNIFICATION

         Section 16.1. AFM Indemnification. AFM shall indemnify and hold harmless Edison, its Affiliates, and their respective shareholders, employees, officers, directors, members, and agents (collectively, the "Edison Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any Edison Indemnified Party in connection with or arising out of (a) any breach or inaccuracy of any representation made by AFM to Edison hereunder, (b) third party claims against the Company or any of the Edison Indemnified Parties in connection with or arising out of any acts or activities relating to the Premises occurring prior to the date hereof and (c) any Hazardous Materials found, used, applied, stored or placed on or about the Premises due to any act or omission of AFM prior to the date hereof.

         Section 16.2. Edison Indemnification. Edison shall indemnify and hold harmless AFM, its Affiliates, and their respective shareholders, employees, officers, directors, members, and agents (collectively, the "AFM Indemnified Parties") from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any AFM Indemnified Party in connection with or arising out of any breach or inaccuracy of any representation made by Edison under this Agreement.

         Section 16.3. Notice. If any indemnified party is entitled to indemnification hereunder, such indemnified party shall give prompt notice to the indemnifying party of any claim or of the commencement of any proceeding against the indemnified party brought by any third party with respect to which such indemnified party seeks indemnification pursuant hereto; provided, however, that the failure so to notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability. Each indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the expense of the indemnifying party, the defense of any such claim or proceeding with counsel reasonably satisfactory to such indemnified party. The indemnified party or parties will not be subject to any liability for any settlement made without its or their consent.

                          ARTICLE XVII. MISCELLANEOUS


         Section 17.1. Notices.

         All notices, demands, consents, offers and other communications required to be given pursuant to this Agreement by any Member to any other Member shall be given to all Members and shall be in writing and shall be considered as properly given or made if sent by delivery against receipt with a messenger or courier service or by certified or registered mail, return receipt requested, postage prepaid, or by prepaid telegram addressed to the respective address of such party as follows:

         if to Edison to:

                  Edison Schools Inc.
                  521 Fifth Avenue
                  New York, New York 10175
                  Attention:  John Williams, Esq.

         with a copy to:

                  Coudert Brothers
                  1114 Avenue of the Americas
                  New York, New York 10036
                  Attention:  Joseph D. Farrell, Esq.

         If to AFM to:

                  Alliance Facilities Management, Inc.
                  Courthouse Plaza, SW 5th Floor
                  Dayton, Ohio 45402-1825
                  Attention:  President

         with a copy to:

                  Coolidge, Wall, Womsley & Lombard Co., L.P.A.
                  33 West First Street
                  Suite 600
                  Dayton, Ohio  45402
                  Attention:  Sam Warwar, Esq.

All notices delivered against receipt or sent by telegram shall be deemed effective upon receipt and all other notices shall be deemed effective on the date of receipt indicated on the return receipt (or the date of attempted delivery if delivery is refused). Each Member may change its address or additional addresses for notice by like notice stating its new address to the Managing Member.

         Section 17.2. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Members and their respective legal representatives, successors and permitted assigns.

         Section 17.3. Agreement in Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

         Section 17.4. Rules of Construction. Each Section and subsection of this Agreement shall be considered severable, and if for any reason any Section or subsection herein is determined to be invalid and contrary to any existing or future laws, such invalidity shall not impair the operation or effect the portions of this Agreement that are valid.

         Section 17.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         Section 17.6. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         Section 17.7. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party creditors of the Company.

         Section 17.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement shall affect or be effective to interpret, change or restrict the express provisions of this Agreement. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party to be charged and then only to the extent therein set forth.

         Section 17.9. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

         Section 17.10. Confidentiality. In no event shall any Member or any of its advisors or representatives issue any press release, advertisement or other publicity regarding this Agreement or the Company or the transactions contemplated hereby, or disclose this Agreement or any document ancillary thereto to any person not a Member, unless the other Member has consented thereto and to the form and substance of any such statement, announcement or release.

         Section 17.11. Compensation. No Member (including the Managing Member) shall be entitled to receive any compensation for services rendered to the Company.

         Section 17.12. Amendments. This Agreement may not be altered, amended or modified except by an instrument in writing signed by all the Members.

         Section 17.13. Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to (a) correct any errors in this Agreement or (b) consummate more fully the transactions contemplated hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                    MEMBERS:

                                    EDISON SCHOOLS INC.,
                                    a Delaware corporation

                                    By:_________________________________________
                                       Name:
                                       Title:


                                    ALLIANCE FACILITIES MANAGEMENT, INC.,
                                    an Ohio not-for-profit corporation

                                    By:_________________________________________
                                       Name:
                                       Title:

                                      ANNEX

                               Alliance Edison LLC

                          Annex of U.S. Tax Provisions

A.1      Introduction.

         This Annex sets forth principles under which items of income, gain, loss, deduction and credit shall be allocated among the Members for U.S. federal income tax purposes. This Annex also provides for the determination and maintenance of Capital Accounts, generally in accordance with Treasury Regulations promulgated under Section 704(b) of the Code (all as defined below), for purposes of determining such allocations.

A.2      Definitions.

         For purposes of this Annex, the following terms have the meanings set forth below. If a capitalized term is used herein but not defined in this Section A.2, it shall have the meaning ascribed thereto in the Limited Liability Company Operating Agreement (the "Agreement"), unless the context shall otherwise indicate.

         "Adjusted Capital Account" means, with respect to a Member, such Member's Capital Account after (i) crediting to such Capital Account any amount which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); (ii) crediting to such Capital Account the amount, if any, such Member is unconditionally obligated to contribute to the Company under the Agreement or applicable law; and (iii) debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and
(6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

         "Adjusted Capital Account Deficit" means, with respect to a Member, the deficit balance, if any, in that Member's Adjusted Capital Account.

         "Capital Account" shall have the meaning set forth in Section A.3.1 hereof.

         "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

         "Gross Asset Value" means, with respect to any asset, the adjusted basis of the asset for U.S. federal income tax purposes, adjusted as follows:

                  (a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder) by a Member to the Company will be the gross fair market value of the asset on the date of the contribution, as determined by agreement of the Members.

                  (b) The Gross Asset Values of all Company assets will be adjusted to equal the respective fair market values of the assets, as determined by agreement of the Members, as of (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members reasonably determine an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (iii) the liquidation of the Company within the meaning of the Treasury Regulations Section 1.704-1(b)(2)(ii)(g).

                  (c) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset, as determined pursuant to agreement of the Members, on the date of distribution.

                  (d) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this paragraph (d) to the extent that the Members determine that an adjustment under paragraph
         (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this paragraph (d).

After the Gross Asset Value of any asset has been determined or adjusted under paragraphs (a), (b) or (d) hereof, such Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Net Income or Net Loss.

         "Net Income" and "Net Loss" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (and for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss, shall be subtracted from such taxable income or loss;

                  (c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (unreduced by any liabilities attributable thereto), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

                  (e) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Sections A.4.2 and
         A.4.3 hereof shall not be taken into account in computing Net Income or Net Loss;

                  (f) If the Gross Asset Value of any Company asset is adjusted under paragraphs (b) or (c) of its definition, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Net Income or Net Loss; and

                  (g) The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections
         A.4.2 and A.4.3 hereof shall be determined by applying rules analogous to those set forth above.

         "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1) and shall be determined according to the provisions of Treasury Regulations Section 1.704-2(c).

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

         "Partially Adjusted Capital Account" means, with respect to any Member and any Company fiscal year (or other period), the Capital Account of such Member at the beginning of such fiscal year (or other period), adjusted for all capital contributions and distributions during such year (or other period) and all special allocations pursuant to Sections A.4.2 and A.4.3 with respect to such fiscal year (or other period), but before giving effect to any allocations of Net Income or Net Loss for such fiscal year (or other period) pursuant to Section A.4.1(a) or Section A.4.1(b) hereof.

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

         "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2) and shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(3) and (i)(5).

         "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1) and shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

         "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

         "Target Capital Account" means, with respect to any Member and any Company fiscal year (or other period), an amount (which may be either a positive or a deficit balance) equal to the hypothetical distribution such Member would receive pursuant to the following sentence minus the Member's share of Partnership Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and minus the Member's share of Partner Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in the following sentence. The hypothetical distribution to a Member is equal to the amount that would be received by such Member if all Company assets were sold for cash equal to their then Gross Asset Values, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each Company Nonrecourse Liability or Partner Nonrecourse Debt, to the then Gross Asset Value of the assets securing each such liability), and the net assets of the Company were distributed in full to the Members pursuant to Section 12(d)(iii) of the Agreement, all as of the last day of such year (or other period).

         "Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

A.3      Capital Accounts.

         A.3.1 The Company shall determine and maintain Capital Accounts. "Capital Account" shall mean an account of each Member determined and maintained throughout the full term of the Company generally in accordance with Section 704 of the Code and the capital accounting rules of

Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, the following rules shall apply:

         (a) The Capital Account of each Member shall be credited with (i) an amount equal to such Member's capital contributions, including cash and the initial Gross Asset Value of property contributed to the Company by such Member (net of liabilities that the Company is considered to assume or to which it is considered to take subject to under Code Section 752) and (ii) such Member's share of the Company's Net Income (or items thereof, including gross income), together with items of income or gain specially allocated to such Member pursuant to Sections A.4.2 and A.4.3.

         (b) The Capital Account of each Member shall be debited by (i) the amount of cash and the then Gross Asset Value of any property distributed to such Member in kind (net of liabilities assumed by such Member and liabilities to which such distributed property is subject) and (ii) such Member's share of the Company's Net Loss (or items thereof), together with items of loss or deduction specially allocated to such Member pursuant to Sections A.4.2 and A.4.3.

         (c) In determining the amount of any liability for purposes of Sections A.3.1(a)-(b), Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations will be taken into account.

         (d) Upon the transfer by a Member of all or part of an interest in the Company after the date hereof, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee and the Capital Accounts of the Members shall be adjusted to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

         (e) Adjustment to such Capital Accounts in respect of Company income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures (or items thereof) shall be made with reference to the U.S. federal tax treatment of such items (and, in the case of book items, with reference to the U.S. federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

         (f) In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or its Members), are computed in order to comply with such Treasury Regulations, the Members may make such modification, provided that it is consistent with the manner that amounts are distributed to Members pursuant to the Agreement during the existence of the Company and upon the dissolution of the Company. The Members also shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(g).

         (g) No Member shall be required to pay to the Company or to any other Member or to any other Person any deficit or negative balance which may exist from time to time in such Member's Capital Account.

A.4      Allocations of Net Income and Net Loss.

         A.4.1    In General.

         After giving effect to the special allocations set forth in Sections
A.4.2 and A.4.3, and taking into account any change in the Members' respective percentage ownership interests in the Company pursuant to Section 3.4(b) of the Agreement, Net Income and Net Loss shall be allocated among the Members in the following manner:

         (a) Net Income. Net Income for any fiscal year shall be allocated to and among the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such fiscal year. No portion of the Net Income for any fiscal year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than or equal to his Target Capital Account for such fiscal year.

         (b) Net Loss. Net Loss for any fiscal year shall be allocated to and among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such fiscal year. No portion of the Net Loss for any fiscal year shall be allocated to a Member whose Target Capital Account is greater than or equal to his Partially Adjusted Capital Account for such fiscal year.

         A.4.2    Special Allocations.

         The following special allocations shall be made in the following order and priority:

         (a) Minimum Gain Chargeback. Notwithstanding anything to the contrary in Section A.4, if there is a net decrease in Partnership Minimum Gain during any fiscal year, then there shall be allocated to each Member items of income and gain for that year (and, if necessary, subsequent fiscal years) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Partnership Minimum Gain (within the meaning of Treasury Regulations Section 1.704-2(g)(2)), subject to the exceptions set forth in Treasury Regulations Section 1.704-2(f)(2), (3) and (5). The items to be allocated will be determined in accordance with Treasury Regulations Section 1.704-2(g). The foregoing is intended to be a "minimum gain chargeback" provision as described in Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with the Treasury Regulations and will be subject to all exceptions provided therein.

         (b) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding anything to the contrary in Section A.4, if during a fiscal year there is a net decrease in Partner Nonrecourse

Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to Section A.4.2(a), any Member with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the fiscal year shall, subject to the exceptions set forth in Treasury Regulations Section 1.704-2(i)(4), be allocated items of income and gain for that fiscal year (and, if necessary, for subsequent fiscal years) equal to that Member's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain. The foregoing is intended to be the "chargeback of partner nonrecourse debt minimum gain" required by Treasury Regulations
Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with the Treasury Regulations.

         (c) Nonrecourse Deductions. Nonrecourse Deductions for any Company fiscal year or other period shall be allocated among the Members in accordance with their Percentage Interests.

         (d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Company fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

         (e) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. An allocation pursuant to the foregoing sentence shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Article A.4 have been tentatively made as if this Section A.4.2(e) were not in this Annex. This allocation is intended to constitute a "qualified income offset" within the meaning of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(3) and shall be construed in accordance with the requirements thereof. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the amount, if any, that the Member is obligated to restore under the Agreement, including any amount that such Member is deemed to be obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount necessary to eliminate such excess as quickly as possible.

         (f) Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

         A.4.3    Curative Allocations.

         (a) Subject to the other provisions of Section A.4.2, any allocations made under Section A.4.2(e) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations under Section A.4.2(e) to each Member shall be equal to the net amount that would have been allocated to each such Member if the allocations under Section A.4.2(e) had not occurred.

         (b) Over the term of the Company, allocations under Section A.4.2(a) are intended generally to offset allocations under Section A.4.2(c), and allocations under Section A.4.2(b) are intended generally to offset allocations under Section A.4.2(d). In the event that such offsets will not occur for any reason, the Members shall have reasonable discretion to make such additional allocations (including allocations of gross income) so that (i) the net effect of all allocations under Section A.4.2(a), Section A.4.2(c) and this Section A.4.3(b) generally will (as of the dissolution of the Company) be as though no allocations under any of such sections (including this Section A.4.3(b)) were made and (ii) the net effect of all allocations under Section A.4.2(b), Section A.4.2(d) and this Section A.4.3(b) generally will (as of the dissolution of the Company) be as though no allocations under any of such sections (including this Section A.4.3(b)) were made. The Members will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations, subject to the other provisions of Section A.4.2.

         A.4.4  Other Allocation Rules.

         (a) For purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members' interests in Company profits shall be deemed to be in proportion to their respective Percentage Interests.

         (b) For purposes of determining the Net Income, Net Loss or any other item allocable to any period, Net Income, Net Loss and other items will be determined on a daily, monthly or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the related Treasury Regulations.

         (c) Where allocations must be made for a period other than a fiscal year, references in Section A.4 to fiscal year shall be interpreted to refer to such other period.

         A.5  Tax Allocations.

         (a) Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), shall, solely for U.S. tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial or reset Gross Asset Value in accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i) using any reasonable method required or permitted thereunder and agreed to by the Members.

         (b) Subject to Section A.5(a), if any gain (as computed for tax purposes) on the sale or other disposition of Company property shall constitute recapture of depreciation under Section 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent possible) be divided among the Members in accordance with the principles of Treasury Regulations Section 1.1245-1(e)(2) (i.e., generally in proportion to the depreciation deductions previously claimed by them giving rise to such recapture), provided that this Section A.5(b) shall not affect the amount of gain otherwise allocable to a Member.

         (c) Allocations pursuant to this Article A.5 are solely for purposes of U.S. federal, state, and local taxes and shall not affect any Member's Capital Account or share of Net Income or Net Loss (or any amount distributable to any Member under the Agreement).

         A.6      Returns.

         The Tax Matters Member shall cause the Company's accountants to prepare and to file on or before the due date (or any extension thereof) U.S. federal and state tax or information returns required to be filed by the Company.

         A.7      Elections.

         To the extent that the Company may be or is required to make elections for federal, state or local income or other tax purposes, such elections shall be made in accordance with the terms of Section 6.2(a)(xvi) of the Operating Agreement. In the event of a Transfer or in the event of a distribution of assets of the Company to any Member, the Company, upon the request of any Member, shall file (at the requesting Member's expense) an election under
Section 754 of the Code and in accordance with the applicable U.S. Treasury regulations, to cause the basis of the Company's assets to be adjusted for U.S. Federal income tax purposes as provided by Sections 734 or 743 of the Code.

         A.8      Consistency of Tax Treatment.

         The Members agree to be bound by the provisions of this Annex in reporting their shares of Company income and loss for U.S. income tax purposes.

         A.9      Partnership Classification.

         The Members intend that the Company will be at all times classified as a "partnership" for U.S. federal income tax purposes. The Members agree reasonably to cooperate in assuring this result, and shall make (and hereby consent to the making of) an election or filing with U.S. tax authorities if necessary to insure such classification.

                                   EXHIBIT AA

                                    Premises

                                   SCHEDULE 1

               List and Copies of Licenses Required for the School

                                   SCHEDULE 2

                                 AFM Litigation

         1. Settlement Agreement and Dismissal of Appeal, dated as of February 29, 2000 by and between Orbit Movers & Erectors, Inc. and AFM.

                                   SCHEDULE 3

                              Environmental Reports

1. That certain Environmental Site Assessment prepared by ERAtech Environmental Inc., Project 00-3377, dated March 3, 2000.

2. That certain Soil Borings and Report prepared by Dayton Testing Laboratory, Inc., Project 19354, dated November 26, 1999.

                                   SCHEDULE 4

         Title Insurance Policy and Title Commitment for Title Insurance

1. That certain Second Amended Commitment for Title Insurance No. 36 149 10 000189 issued by Chicago Title Insurance Company in favor of Alliance Edison LLC and Edison Schools Inc. dated as of June 2, 2000.

                                   SCHEDULE 5

                              Ground Lease Defaults

         None.

                                   SCHEDULE 6

                                     Leases

         1. Sublease (as defined in Article I) between AFM and ACS.

                                   SCHEDULE 7

                               Operating Contracts

         None.

                                   SCHEDULE 8

                               Insurance Policies

                                   SCHEDULE 9

                    List of Tax Applications and Proceedings

         None.

                                   SCHEDULE 10

                              Permitted Exceptions

1. Reservation on page 24 of the Deed from Public Housing Administration, to Dayton Metropolitan Housing Authority, dated December 1, 1954, filed for record December 1, 1954 at 12:40 p.m., and recorded in Deed Volume 1670, Page 18 of Montgomery County, Ohio records relating to mining of all uranium, thorium, and all other materials determined to be peculiarly essential to the production of fissionable materials.

2. Right of Way and Easement from Dayton Metropolitan Housing Authority to The Dayton Power and Light Company, dated January 18, 1965, filed for record February 15, 1965 at 10:18 a.m., and recorded in Deed Volume 2238, Page 473 of the Montgomery County, Ohio records.

3. Taxes and assessments, if any, for the 2000 tax year which are a lien against the Premises but not yet due and payable.

                                   SCHEDULE 11

                                 Approved Plans